Exhibit 2.9

- EXECUTION COPY -

SHARE SALE AND PURCHASE AGREEMENT

Relating to the acquisition of

all issued shares in Dynal Biotech Holding AS

Reg. No. 983413609

by Invitrogen Corporation

Dated as of February 7, 2005

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION AND RELATED MATTERS		8

1.1	DEFINITIONS	8
1.2	OTHER TERMS	12
1.3	INTERPRETATION	12
ARTICLE 2 SALE AND PURCHASE AND RELATED MATTERS		13

2.1	SALE AND PURCHASE OF SHARES	13
2.2	TITLE	13
ARTICLE 3 PURCHASE PRICE		14

3.1	PURCHASE PRICE AND PURCHASE PRICE ALLOCATION	14
3.2	PAYMENT OF PRELIMINARY PURCHASE PRICE AND THE ESCROW AMOUNT	14
3.3	CLOSING STATEMENT ETC.	15
3.4	ADJUSTMENT	16
ARTICLE 4 CLOSING		18

4.1	DATE AND PLACE	18
4.2	DELIVERIES AT CLOSING	19
4.3	OTHER CLOSING OBLIGATIONS	20
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER		21

5.1	TITLE	21
5.2	CAPACITY	21
5.3	ORGANIZATION	21
5.4	RECORDS AND DOCUMENTS	22
5.5	SUBSIDIARIES	22
5.6	FINANCIAL INFORMATION	22
5.7	COMPLIANCE WITH LAW	23
5.8	INTELLECTUAL PROPERTY	23
5.9	MATERIAL CONTRACTS	24
5.10	EMPLOYEES	24
5.11	TAXES	25
5.12	LITIGATION	25
5.13	INSURANCE	26
5.14	NO CONFLICT	26
5.15	ENVIRONMENTAL MATTERS	26
5.16	REAL PROPERTY	27
5.17	INTERMEDIARIES	28
5.18	ACCOUNTS RECEIVABLES	28
5.19	ACCOUNTS PAYABLES	28
5.20	PROHIBITED PAYMENTS	28
5.21	ACCRUED LIABILITIES	28

5.22	INDEBTEDNESS TO SELLERS	28
5.23	DISCLAIMER OF OTHER WARRANTIES	29
5.24	TIMING OF REPRESENTATIONS AND WARRANTIES	29
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER		29

6.1	ORGANIZATION	29
6.2	AUTHORITY	29
6.3	FINANCING	30
6.4	DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES	30
6.5	TIMING OF REPRESENTATIONS AND WARRANTIES	30
ARTICLE 7 COVENANTS AND AGREEMENTS		30

7.1	GENERAL	30
7.2	CONDUCT OF BUSINESS	30
7.3	GOVERNMENTAL APPROVALS	31
7.4	DISCHARGE OF DIRECTORS AND RELATED MATTERS	32
7.5	DELIVERY OF CERTAIN DOCUMENTATION	32
7.6	BEST ENDEAVOURS	32
7.7	FURTHER ASSURANCES	33
7.8	NON-SOLICITATION	33
7.9	NORDIC CAPITAL’S REPRESENTATION OF THE SELLERS	33
7.10	POST CLOSING EXERCISE OF REPURCHASE RIGHT	33
7.11	DUE DILIGENCE BY PURCHASER	34
ARTICLE 8 CONDITIONS TO CLOSING		34

8.1	CONDITIONS TO CLOSING	34
ARTICLE 9 PURCHASER’S REMEDIES AND SELLERS’ LIMITATIONS ON LIABILITY AND NO-RECOURSE		37

9.1	TITLE AND CAPACITY WARRANTIES	37
9.2	LIABILITY	37
9.3	SELLERS’ LIABILITY	38
9.4	PROCEDURE IN THE EVENT OF CLAIMS THAT DO NOT AGGREGATE TO THE SUBSTANTIATED CLAIM AMOUNT PURSUANT TO SECTION 8.1(C)	38
9.5	LIMITATIONS ON PURCHASER’S ABILITY TO MAKE A CLAIM	39
9.6	EXCLUSIVE REMEDIES	40
ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER		41

10.1	TERMINATION	41
10.2	AMENDMENTS AND WAIVERS	41
ARTICLE 11 GENERAL PROVISIONS		42

11.1	NO ANNOUNCEMENT; CONFIDENTIALITY	42
11.2	COOPERATION	42
11.3	ENTIRE AGREEMENT	43
11.4	SEVERABILITY	43
11.5	NO THIRD PARTY BENEFICIARIES	43

11.6	ASSIGNMENT	43
11.7	NOTICES	43
11.8	GOVERNING LAW	45
11.9	DISPUTE RESOLUTION	45
11.10	COSTS AND EXPENSES	46
11.11	FURTHER ASSURANCES	46

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Investors represented by Nordic (as defined below)

Exhibit B	Allocation of ownership – Fully Diluted

Exhibit 1	Acquired Companies

Exhibit 2.A	Benchmark Net Debt Statement

Exhibit 2.B	Benchmark Working Capital Statement

Exhibit 3	Financial Statements

Exhibit 4	Senior Executives

Exhibit 5	Sellers’ Knowledge

Exhibit 6	INTENTIONALLY OMITTED

Exhibit 7	Data Room Index

Exhibit 8	Form of Escrow Agreement

Exhibit 9	Form of Business Auditors Report

Exhibit 10	Material Contracts

Exhibit 11	Competition Authorities

Exhibit 12	Purchaser’s Knowledge

Exhibit 13	INTENTIONALLY OMITTED

Exhibit 14	Form of Warranty Escrow Agreement

SCHEDULES

SCHEDULE 5.1 (I)	ENCUMBRANCES

SCHEDULE 5.1 (II)	OUTSTANDING OPTIONS, WARRANTS ETC.

SCHEDULE 5.6.1	DEVIATIONS FROM ACCOUNTING PRINCIPLES

SCHEDULE 5.6.2 (III)	SUBSEQUENT EVENTS, DIVIDENDS

SCHEDULE 5.8 (I)	INTELLECTUAL PROPERTY RIGHTS

SCHEDULE 5.8 (II)	CLAIMS ETC. IN RELATION TO INTELLECTUAL PROPERTY RIGHTS

SCHEDULE 5.8 (III)	INFRINGEMENTS OF INTELLECTUAL PROPERTY RIGHTS

SCHEDULE 5.8 (IV)	INFRINGEMENT OF INTELLECTUAL PROPERTY

SCHEDULE 5.8 (V)	UNAUTHORIZED USE OF INTELLECTUAL PROPERTY

SCHEDULE 5.8 (VI)	BREACH OF LICENSE AGREEMENTS

SCHEDULE 5.8 (VII)	ROYALTY PAYMENTS

SCHEDULE 5.9	BREACH OF MATERIAL CONTRACTS

SCHEDULE 5.10.5	BENEFIT PLANS

SCHEDULE 5.11.2	TAXES NOT PAID WHEN DUE

SCHEDULE 5.11.3	TAX CONTROVERSIES

SCHEDULE 5.12	LITIGATION

SCHEDULE 5.16.1	OWNED REAL PROPERTY

SCHEDULE 5.16.2	LEASED REAL PROPERTY

SCHEDULE 5.21	ACCRUED LIABILITIES

SHARE SALE AND PURCHASE AGREEMENT

This Share Sale and Purchase Agreement (the “Agreement”) is entered into as of this 7th day of February 2005 by and among the following parties:

Nordic Capital IV Limited, a Jersey limited company, acting in its capacity as general partner and investment manager, respectively, on behalf of the investors set forth in Exhibit A (“Nordic”);

NC IV Limited, a Jersey limited company (“NCIV” and together with Nordic “Nordic Capital”)

Ratos AB, a publicly listed Swedish company (“Ratos”, and together with Nordic Capital, collectively the “Sellers”); and

Invitrogen Corporation, a company organized and existing under the laws of the State of Delaware, with its principal office at 1600 Faraday Avenue, Carlsbad, California 92008 (the “Purchaser”).

BACKGROUND

Dynal Biotech Holding AS, a limited liability company incorporated under the laws of Norway with corporate registration number 983413609 (the “Company”). The business purpose of the Company is to own the Subsidiaries (as defined below) set forth in Exhibit 1. The Subsidiaries are active in the development, production, marketing and sales of products and applications based on micro particle technology, including separation technology for the isolation and manipulation of biological material; including cells, nucleid acids, proteins and pathogenic micro organisms.

The Sellers are the owners of 99.21 percent of the Shares (as defined below) on a non-diluted basis. The remaining 0.79 percent of the Shares are currently owned by the Minority Holders (as defined below). The Minority Holders also hold certain Warrants (as defined below). On a Fully Diluted Basis (as defined below), the ownership of Shares in the Company is per the date hereof allocated as shown in Exhibit B. Thus, on a Fully Diluted Basis, the Sellers are, as of the date hereof, the owners of Shares representing 96.8 percent of the Shares of the Company.

The Sellers desire to sell their Shares to the Purchaser, and Purchaser desires to purchase all the Shares from the Sellers. After the date hereof, the Sellers, collectively represented by Nordic Capital, will use their best endeavours, as set out in Section 7.6 below, to acquire all the Shares and Warrants held by the Minority Holders by invoking their respective contractual rights to do so. It is the intention of the Parties that the Purchaser, at Closing, shall be offered to purchase as many Shares and Warrants as possible pursuant hereto, but it shall not be less than the Shares and Warrants owned by the Sellers.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

ARTICLE 1

INTERPRETATION AND RELATED MATTERS

1.1	Definitions

Unless the context of this Agreement provides otherwise, the entities defined in the heading and preamble of this Agreement shall retain such definitions and the following additional terms shall have the meanings set out below:

“Accounting Principles” means Norwegian generally accepted accounting principles (“GAAP”).

“Acquired Companies” means each company set out in Exhibit 1, comprising the Company and its Subsidiaries and “Acquired Company” shall be construed accordingly.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person.

“Applicable Law” means, in relation to any Person, any statute, law, common law, ordinance, regulation, directive or rule of any governmental authority or any legally binding administrative or judicial interpretations, decisions, orders and decrees thereof, applicable from time to time to such Person.

“Benchmark Net Debt” means 322,060,000 NOK.

“Benchmark Net Debt Statement” means the benchmark net debt statement agreed between the Parties and attached hereto as Exhibit 2.A.

“Benchmark Working Capital” means 113,351,000 NOK.

“Benchmark Working Capital Statement” means the benchmark working capital statement agreed between the Parties and attached hereto as Exhibit 2.B.

“Business” means the development, production, marketing and sales of products and applications based on micro particle technology, including separation technology for the isolation and manipulation of biological material; including cells, nucleid acids, proteins and pathogenic micro organisms as conducted by the Acquired Companies as of the date hereof.

“Business Auditors” means PricewaterhouseCoopers DA in Oslo, Norway, the current auditors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable law to be closed in Norway.

“Closing” means the completion of the matters set forth in Section 4.1.

“Closing Date” means the date on which the Closing occurs in accordance with this Agreement as set forth in Section 4.1.

“Closing Net Debt” shall mean the Net Debt set forth in the Final Closing Statement.

“Closing Working Capital” shall mean the Working Capital set forth in the Final Closing Statement.

“Closing Statement” shall have the meaning set forth in Section 3.3.1.

“Company” means Dynal Biotech Holding AS, corporate registration number 983413609.

“Competition Authorities” shall mean the competition authorities and other Governmental Authorities set forth on Exhibit 11 hereto, and as may be supplemented pursuant to Section 8.1(b)(iii) hereof.

“Data Room” means the documents made available to the Purchaser and its advisers for review that are referred to in the Data Room Index.

“Data Room Index” means the index of documents listing the documents made available by the Sellers to the Purchaser and its advisers for review attached hereto as Exhibit 7.

“Disputes Auditors” shall mean KPMG Norway or such other reputable independent auditors of international standing as agreed between the Parties (for the avoidance of doubt excluding the Business Auditors).

“Encumbrance” means a pledge, charge, mortgage, lien, option, retention of title, right of pre-emption, right of first refusal or other security interest or encumbrance of any kind.

“Escrow Account” shall mean a separate interest-bearing deposit account (the amount standing on credit at each time to be owned by the Sellers, pro rata based on their respective share of the Purchase Price and pledged in favour of the Purchaser as security for the potential claim of the Purchaser pursuant to Section 3.4 hereof) established with the Escrow Agent.

“Escrow Agent” shall mean DnB NOR.

“Escrow Agreement” shall mean the agreement governing the Escrow Account to be entered into between the Sellers, collectively represented by Nordic Capital, the Purchaser and the Escrow Agent as set forth in Section 4.2.

“Escrow Amount” shall mean 40,000,000 NOK.

“Final Closing Statement” shall have the meaning set out in Section 3.3.8.

“Financial Statements” means, collectively, the audited consolidated financial statements of the Acquired Companies as of December 31, 2003 and the unaudited financial statements as of September 30, 2004, copies of which are attached as Exhibit 3.

“Fully Diluted Basis” shall mean that the aggregate number of shares in the Company shall be calculated as if all Warrants have been exercised and all shares subscribable thereunder have been issued. For avoidance of doubt, the number of shares in the Company on a Fully Diluted Basis is 10,329,800, consisting of 10,079,475 shares in the Company and 250,325 shares subscribable under the Warrants.

“Governmental Authority” shall mean any local, regional, national or supranational governmental authority or agency and including any tax- legal- and any municipal authorities.

“Intellectual Property” means patents, trademarks, service marks, trade names, logotypes, copyrights, design rights, rights in inventions and Know-How and other similar proprietary rights which may subsist in any part of the world, whether registered or not, including where such rights are obtained or enhanced by registration, any registrations of such rights and applications and rights to apply for such registrations.

“Intellectual Property Rights” means all Intellectual Property used by an Acquired Company in or in connection with the Business.

“Know-How” means any technical, industrial and commercial information and techniques in any form.

“Material Contract” means each of the contracts which have a material effect on the consolidated result and financial condition of the Acquired Companies as set out in Exhibit 10.

“Minority Holders” shall mean the holders of Shares (other than the Sellers) and/or Warrants, collectively listed in Exhibit B.

“Net Debt” means, on a consolidated basis, the Company’s short and long term interest bearing liabilities less cash and cash equivalents, as further detailed in Exhibit 2.A.

“NOK” means Norwegian Kroner, the lawful currency of the Kingdom of Norway.

“Nordic Capital” shall have the meaning ascribed to it in the introduction hereof.

“Objection Notice” shall have the meaning set forth in Section 3.3.4.

“Parties” shall mean the Sellers and Purchaser collectively and “Party” shall be construed accordingly.

“Person” means any individual, company, partnership or other entity of any kind or Governmental Authority.

“Preliminary Purchase Price” means 2,209,190,000 NOK.

“Purchaser’s Knowledge” shall mean the actual knowledge, information, belief or awareness, as proven by the Sellers, of the individuals set out in Exhibit 12, following due inquiries with employees of the Purchaser whom have reviewed any material portion of the Data Room.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Reviewed Closing Statement” shall have the meaning set out in Section 3.3.2.

“Sellers’ Group” means the Sellers and each of their respective Affiliates collectively.

“Sellers’ Knowledge” shall have the meaning as defined in Section 1.3.4.

“Sellers’ Shares” shall mean all Shares provided by the Sellers at the Closing Date.

“Sellers’ Warrants” shall mean all Warrants provided by the Sellers at the Closing Date, which Sellers’ Warrants will be automatically terminated and annulled in their entirety upon transfer of the Sellers’ Warrants by the Sellers to the Purchaser pursuant to this Agreement, so that there will be no Sellers’ Warrants for the Purchaser to exercise or convert to shares in the Company.

“Senior Executive” means the persons set out in Exhibit 4.

“Shares” means all of the issued and outstanding shares of the Company, consisting of 10,079,475 shares with a par value of 1 NOK per share.

“Subsidiary” means, as to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlled by such first Person.

“Substantiated Claim Amount” means 30,000,000 NOK.

“Tax Return” means any return, report, form, declaration, claim for refund, information report or return, statement, supplementary or supporting schedules or other information filed with any taxing authority with respect to Taxes.

“Taxes” means any and all forms of taxes, fees, duties and similar government charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any taxing authority of any country, including, without limitation, value added and stamp taxes.

“Title and Capacity Warranties” shall have the meaning given to it in sub-Section 9.1 and “Title and Capacity Warranty” shall be construed accordingly.

“Warranties” means the warranties set out in Section 5 (excluding the Title and Capacity Warranties) given by the Sellers and “Warranty” shall be construed accordingly.

“Warrants” shall mean the contractual rights of the Minority Holders to subscribe for 250,325 shares in the Company, which contractual rights will be automatically terminated and annulled in their entirety upon transfer of the Warrants by the Sellers to the Purchaser pursuant to this Agreement, so that there will be no Warrants for the Purchaser to exercise or convert to shares in the Company.

“Warranty Escrow Account” shall have the meaning set forth in Section 9.4.

“Warranty Escrow Agent” shall mean DnB NOR.

“Warranty Escrow Agreement” shall mean the agreement governing the Warranty Escrow Account to be entered into between the Sellers, collectively represented by Nordic Capital, the Purchaser and the Warranty Escrow Agent, if applicable, as set forth in Section 9.4.

“Warranty Escrow Amount” shall have the meaning set forth in Section 9.4, and unless otherwise specifically agreed to in writing by the Parties prior to the Closing, shall not equal or exceed the Substantiated Claim Amount.

“Working Capital” shall mean the normalized working capital as set forth in Exhibit 2.B.

1.2	Other Terms

Other terms may be defined elsewhere in this Agreement (including in any Exhibit or Schedule hereto) and, unless otherwise indicated, shall have the respective meanings there ascribed to such terms.

1.3	Interpretation

The following provisions shall apply in connection with the interpretation of this Agreement:

1.3.1 Any reference to Articles, Sections, Exhibits and Schedules are, unless otherwise stated, references to Articles, Sections, Exhibits and Schedules of or to this

Agreement. The headings in this Agreement have been inserted for convenience only and shall not be taken into account in its interpretation.

1.3.2 All Exhibits and Schedules form an integral part of this Agreement and are equally binding therewith. Any reference to “this Agreement” shall include such Exhibits and Schedules.

1.3.3 If any period is referred to in this Agreement by way of reference to a number of days, the days shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or public holiday in the location of performance, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or public holiday in such location.

1.3.4 Whenever any reference is made in this Agreement to the Sellers’ knowledge, information, belief or awareness, it shall be deemed to mean the actual knowledge, information, belief or awareness of Mr. Toni Weitzberg, Mr. Kristoffer Melinder and Mr. Jonas Agnblad following due inquiries with the individuals set out in Exhibit 5 (“Sellers’ Knowledge”).

ARTICLE 2

SALE AND PURCHASE AND RELATED MATTERS

2.1	Sale and Purchase of Shares

Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell and transfer to Purchaser, and Purchaser shall purchase, the Sellers’ Shares and the Sellers’ Warrants, free and clear of all Encumbrances and with all rights attached and accruing to such Sellers’ Shares and Sellers’ Warrants at the Closing.

The Sellers, collectively represented by Nordic Capital, shall use best efforts to invoke their respective contractual right to acquire such Shares and Warrants, to procure that the Purchaser at the Closing Date may purchase the Shares and Warrants currently held by the Minority Holders from the relevant Sellers. For the avoidance of doubt, the Purchaser will be obligated to purchase the number of Shares and Warrants offered by the Sellers at the Closing Date on and subject to the terms of this Agreement.

The Sellers, collectively represented by Nordic Capital, undertake to keep the Purchaser informed on the number of Shares and Warrants that the Sellers have secured to be sold to the Purchaser at the Closing as well as of the response from the Minority Holders on a regular basis.

2.2	Title

Subject to Purchaser having performed all obligations to be performed by it pursuant to Sections 4.2.2 and 7.3 (including but not limited to payment of the Purchase Price),

title of ownership to the Sellers’ Shares and Sellers’ Warrants shall transfer to the Purchaser at the Closing.

ARTICLE 3

PURCHASE PRICE

3.1	Purchase Price and Purchase Price Allocation

3.1.1 Purchase Price

The purchase price for the Shares and Warrants shall be the Preliminary Purchase Price adjusted in accordance with Section 3.4.1 (the “Purchase Price”). The Purchase Price is calculated on a Fully Diluted Basis. For the avoidance of doubt, the Purchase Price assumes that 100 percent of the Shares and 100 percent of the Warrants are purchased and sold at the Closing. To the extent that less than 100 percent of the Shares and 100 percent of the Warrants are purchased and sold at the Closing, the Purchase Price shall be reduced proportionally as reflected in Exhibit B (as set forth in Section 3.1.2 below). The Purchase Price is also subject to further adjustment as contemplated by Section 3.4.

3.1.2 Purchase Price Allocation

Following each relevant Seller’s acquisition of Shares and Warrants from the Minority Holders commencing before or after the date hereof, the Sellers shall procure that Nordic Capital, on behalf of the Sellers, prepares Exhibit B, so that it reflects the allocation of the Purchase Price at least two (2) but no more than five (5) Business Days prior to the Closing Date setting forth the number of Shares and Warrants to be sold by the Sellers to the Purchaser on the Closing Date. Such Exhibit B shall allocate the Purchase Price among the Sellers in proportion to their respective holdings of Shares or Warrants (as the case may be), whereby the purchase price for each Warrant shall be equal to the purchase price per Share, minus the relevant exercise price for such Warrant.

3.2	Payment of Preliminary Purchase Price and the Escrow Amount

At the Closing, the Purchaser shall pay the Preliminary Purchase Price in NOK, less the Escrow Amount, and less any Warranty Escrow Amount (if applicable), by electronic transfer in immediately available funds to the Sellers, in the proportions set out in Exhibit B, to the accounts designated by the Sellers no later than five (5) Business Days prior to the Closing Date.

Further, Purchaser shall pay the Escrow Amount, at the Closing in NOK, by electronic transfer in immediately available funds to the Escrow Account.

Finally, if applicable pursuant to Section 9.4 hereof, Purchaser shall pay the Warranty Escrow Amount, at the Closing in NOK, by electronic transfer in immediately available funds to the Warranty Escrow Account.

3.3	Closing Statement etc.

3.3.1 Closing Statement

As soon as reasonably practicable, but in no event later than sixty (60) days, after the Closing, the Parties shall jointly procure that the Company prepares, and delivers to Purchaser, in accordance with the Accounting Principles, a statement, in the form of the Benchmark Net Debt Statement and Benchmark Working Capital Statement, containing a calculation of the Net Debt and Working Capital as of the Closing Date (the “Closing Statement”). Purchaser shall, and shall cause its Affiliates to provide reasonable access on reasonable notice during normal business hours to Sellers to the books, accounting records and other documents (including supporting contractual documentation) and personnel of the Business reasonably required by Sellers for the purpose of agreeing or settling any dispute in relation to the Reviewed Closing Statement and allow Sellers to take copies of such documents at Sellers’ cost.

3.3.2 Review of Closing Statement

The Closing Statement shall be reviewed by the Business Auditors. Upon completion of the review, the Business Auditors shall render a report as set forth in Exhibit 9, which report shall be accompanied by a copy of the Closing Statement (the “Reviewed Closing Statement”). For the avoidance of doubt, amounts entered in the calculation of Net Debt shall not be entered in the calculation of the Working Capital. The Purchaser and the Sellers shall jointly procure that the Business Auditors deliver the Reviewed Closing Statement to Sellers and Purchaser no later than sixty (60) days after receipt of the Closing Statement. The fees and expenses of the Business Auditors in connection with the Reviewed Closing Statement shall be paid by the Sellers.

3.3.3 Purchaser’s Review of Reviewed Closing Statement

The Reviewed Closing Statement shall be delivered to the Purchaser and the Sellers, collectively represented by Nordic Capital, whom shall have the right to review the Reviewed Closing Statement.

3.3.4 Objection Notice

The Purchaser and the Sellers, respectively, may dispute items under the Reviewed Closing Statement. The Purchaser and the Sellers, as the case may be, undertakes to notify the other Party of any such disputed items in writing within thirty (30) days from the receipt of the Reviewed Closing Statement. A notice under this Section 3.3.4 (an “Objection Notice”) shall be given in accordance with Section 11.7 and shall specify in reasonable detail the items in the Reviewed Closing Statement which are being disputed and a description in reasonable detail of the reasons for such dispute. If Sellers and Purchaser cannot agree on such items within fifteen (15) days after the notification, the disputed items shall be settled by the Disputes Auditors.

3.3.5 Disputes Auditors

At the request of either Party, any dispute between the Parties relating to objections made to the Reviewed Closing Statement which cannot be resolved by them within fifteen (15) days after Sellers’ or the Purchaser’s, as the case may be, receipt of an Objection Notice shall be referred to the Disputes Auditor for decision in accordance with this Section 3.3.5 and Section 3.3.6.

3.3.6 Disputes Auditors’ Decision

The Disputes Auditors shall act as experts and not as arbitrators, shall review only the specific objections to the Reviewed Closing Statement as to which the Parties are in dispute as set out in the Objection Notice and shall make their determination based upon the terms, conditions and principles set forth in this Agreement and within the range of outcomes proposed by the Parties. The Parties agree that they will require the Disputes Auditors to render their decision within thirty (30) days after referral of the dispute to the Disputes Auditors for decision pursuant hereto. The decision of the Disputes Auditors shall be final and binding on the Sellers and the Purchaser.

3.3.7 Fees and Expenses

All fees and expenses of the Disputes Auditors shall be borne by the Sellers and Purchaser equally.

3.3.8 Final Closing Statement

The Reviewed Closing Statement shall become final and binding on Sellers and Purchaser upon the earliest to occur of: (i) if no Objection Notice has been given, the expiration of the period within which Purchaser or Sellers, as the case may be, may notify Sellers or Purchaser, as applicable, of any objections thereto pursuant to Section 3.3.4; (ii) the written agreement by Sellers and Purchaser that such Reviewed Closing Statement, together with any modifications thereto agreed by them, shall be final and binding; and; (iii) if a matter has been submitted to the Disputes Auditors in accordance with Section 3.3.6, three (3) days after the date on which the Disputes Auditors have issued their decision with respect thereto. The Reviewed Closing Statement, as adjusted, where applicable, pursuant to any agreement between the Parties or pursuant to the decision of the Disputes Auditors, when final and binding on both Parties in accordance with the immediately preceding sentence, is herein referred to as the “Final Closing Statement”.

3.4	Adjustment

3.4.1 Post-Closing Adjustment

Within five (5) Business Days after the Reviewed Closing Statement has become the Final Closing Statement pursuant to Section 3.3.8, the following adjustments shall be made:

3.4.1.1 Closing Net Debt

(a) If the Benchmark Net Debt is greater than the Closing Net Debt, Purchaser shall pay to Sellers, in NOK and subject to Sections 3.4.1.2 and 3.4.2 hereof, by electronic transfer in immediately available funds, and to the account designated by Sellers in writing no later than three (3) Business Days prior to the date such payment is due, an amount equal to the difference between the Benchmark Net Debt and the Closing Net Debt.

(b) If the Benchmark Net Debt is lower than the Closing Net Debt, Sellers shall pay to Purchaser, in NOK and subject to Sections 3.4.1.2 and 3.4.2 hereof, by electronic transfer in immediately available funds, and to the account designated by the Purchaser in writing no later than three (3) Business Days prior to the date such payment is due, an amount equal to the difference between the Closing Net Debt and the Benchmark Net Debt.

3.4.1.2 Calculation of Closing Net Debt

The calculation of the Closing Net Debt shall be made according to the following principle:

In the event that the Purchaser so requests, the Company shall repay its debt to DnB NOR at the Closing Date. At the option and election of the Purchaser, such debt (including breakage-fees and interest) will either (a) be paid to DnB NOR by the Sellers, on behalf of the Company, out of the Preliminary Purchase Price received at the Closing Date, and such amount (including, for the avoidance of doubt, breakage costs, interest adjustments and accrued interest) paid by the Sellers to DnB NOR to fully satisfy any and all of the obligations of the Company to DnB NOR shall, for the purposes of reducing the Closing Net Debt, be excluded as a long-term liability in the calculation of the Closing Net Debt, or (b) be paid by the Purchaser on behalf of the Company, in which case all such amounts paid by the Purchaser to repay the debt, breakage costs, interest adjustments and accrued interest to DnB NOR (for the avoidance of doubt, excluding costs in relation to any new financing) shall be deemed to be outstanding Net Debt as of the Closing Date for determining the Closing Net Debt (and will not reduce the Closing Net Debt by virtue of the Purchaser’s payment of such amounts at the Closing Date).

3.4.1.3 Closing Working Capital

(a) If the Closing Working Capital is less than the Benchmark Working Capital, Sellers shall pay to Purchaser, in NOK and subject to Section 3.4.2 hereof, by electronic transfer in immediately available funds, and to the account designated by the Purchaser in writing no later than three (3) Business Days prior to the date such payment is due, an amount equal to the difference between the Benchmark Working Capital and the Closing Working Capital.

(b) If the Closing Working Capital is greater than the Benchmark Working Capital, Purchaser shall pay to Sellers, in NOK and subject to Section 3.4.2 hereof, by electronic transfer in immediately available funds, and to the account designated by the Sellers in writing no later than three (3) Business Days prior to the date such payment is due, an amount equal to the difference between the Closing Working Capital and the Benchmark Working Capital.

3.4.1.4 Adjusted proportionate reduction of the Purchase Price

Any proportionate reduction of the Purchase Price due to that less than 100 percent of the Shares and Warrants are sold and delivered at Closing pursuant to Section 3.1.1 shall be finally adjusted based on the final Purchase Price as adjusted in this Section 3.4.

3.4.2 Payment and interest

3.4.2.1 Payments

(a) Any payments and/or repayments pursuant to Sections 3.4.1.1, 3.4.1.2 and 3.4.1.3 above shall be calculated so that only one (1) net payment shall be made between the Parties.

(b) Any repayments due to the Purchaser from the Sellers under this Section 3.4 shall primarily be made out of the Escrow Account. In case the Escrow Amount is less than the amount payable by the Sellers pursuant to this Section 3.4, an amount equal to the difference between the amount payable by the Sellers pursuant to this Section 3.4 and the Escrow Amount shall be paid by the Sellers in cash to a bank account designated by the Purchaser. In case a payment shall be made out of the Escrow Account, the Escrow Agent shall, in accordance with the Escrow Agreement, be instructed to immediately make such payment to an account designated by the Purchaser.

(c) Any payments due to the Sellers from the Purchaser under this Section 3.4 plus the amounts held in the Escrow Account, shall be paid in cash to one bank account as designated by the Sellers, collectively represented by Nordic Capital.

3.4.2.2 Interest

Any amount payable by either Party pursuant to this Section 3.4 shall be paid with interest thereon at a rate equal to the interest rate earned by the Escrow Account, calculated on the basis equal to the basis for calculation applicable to the Escrow Account, less any and all fees to the Escrow Agent, or if the Escrow Amount shall be partly paid to the Sellers and partly to the Purchaser, then such fees to the Escrow Agent shall be covered by the Parties in the same proportion as the Escrow Amount becomes payable to them.

ARTICLE 4

CLOSING

4.1	Date and Place

The Closing shall take place at the offices of Thommessen Krefting Greve Lund AS Advokatfirma, Haakon VII’s gate 10, Oslo, at 9.00 a.m. five (5) Business Days following the satisfaction or waiver of such conditions set forth in Section 8.1(b) and (d) which are capable of being satisfied or waived prior to Closing, or at such other place, time or date as may be agreed between Sellers and Purchaser in writing.

4.2	Deliveries at Closing

4.2.1 Deliveries by Sellers

At the Closing, Sellers shall (or shall cause its Affiliates to) take each of the following actions:

(a) deliver to Purchaser the original share register (“aksjeeierbok”) of the Company with the Purchaser duly registered as owner of the Shares free and clear of any and all Encumbrances and a notice in accordance with Section 4-10 of the Norwegian Companies Act;

(b) deliver to Purchaser certified copies of the share registers or the share certificates, as the case may be, representing all shares owned by any Acquired Company in the Acquired Companies other than the Company (provided such share certificates should have been issued according to applicable law);

(c) deliver to Purchaser written resignations, in the agreed form, by each retiring board director and deputy board director elected by the shareholders in the Acquired Companies, including a confirmation from each such person that he has no claim against the relevant Acquired Company resulting from his position as board director or deputy board director;

(d) deliver to Purchaser a certified copy of the minutes of the board of directors of the Company containing the unconditional approval of the transfer of the Shares from the Sellers to the Purchaser; and

(e) deliver to Purchaser a certificate duly signed by the Sellers, following due inquiries with and assurances from the individuals set out in Section 1.3.4, that the Warranties and the Title and Capacity Warranties are true and accurate in all material respects as of the Closing Date.

(f) deliver to Purchaser an opinion or opinions of counsel for Sellers, in form and substance reasonably satisfactory to Purchaser, relating to the Warranties set forth in Sections 5.1 and 5.2 below;

(g) to the extent in the possession of the Sellers or any of their Affiliates (other than any of the Acquired Companies), the originals of any land certificates, charge certificates, leases, title deeds and other documents related to the real property of the Acquired Companies, as well as, to the extent in the possession of the Sellers or any of their Affiliates (other than any of the Acquired Companies), the originals of any licenses, consents, permits or authorizations obtained by or issued to any of the Acquired Companies, and any contracts or other agreements to which any Acquired Company is a party; and

(h) subject to Section 11.1.2(b), all elements of the Data Room remaining in the possession or control of counsel to Sellers.

4.2.2 Deliveries by Purchaser

At the Closing, Purchaser shall (or shall cause its Affiliates to) take each of the following actions:

(a) pay the Preliminary Purchase Price, less the Escrow Amount (and any applicable Warranty Escrow Amount), as set forth in Section 3.2 above (such payment to be evidenced by confirmation to Sellers from the relevant bank that such funds have been credited to such account);

(b) pay the Escrow Amount, at the Closing in NOK, by electronic transfer in immediately available funds to the Escrow Account (such payment to be evidenced by confirmation to Sellers from the Escrow Agent that such funds have been credited to the Escrow Account);

(c) if applicable, pay the Warranty Escrow Amount, at the Closing in NOK, by electronic transfer in immediately available funds to the Warranty Escrow Account (such payment to be evidenced by confirmation to Sellers from the Warranty Escrow Agent that such funds have been credited to the Warranty Escrow Account);

(d) deliver documentary evidence that the condition set forth in Section 8.1 (b) has been fulfilled;

(e) deliver to the Sellers a certificate duly signed by the Purchaser certifying that the representations and warranties in Section 6.1 – 6.4 are true and accurate in all material respects as of the Closing Date.; and

(f) deliver to the Sellers an opinion of counsel for Purchaser, in form and substance reasonably satisfactory to the Sellers, relating to the representations of Purchaser contained in Sections 6.1 and 6.2 below.

4.2.3 Joint delivery by Purchaser and Sellers

(i) At the Closing, the Purchaser and the Sellers, collectively represented by Nordic Capital, shall execute and deliver, and shall cause the Escrow Agent to execute and deliver, the Escrow Agreement substantially in the form set out in Exhibit 8.

(ii) At the Closing, the Purchaser and the Sellers, collectively represented by Nordic Capital, shall, if applicable pursuant to Section 9.4 hereof, execute and deliver, and shall cause the Warranty Escrow Agent to execute and deliver, the Warranty Escrow Agreement substantially in the form set out in Exhibit 14.

4.3	Other Closing obligations

4.3.1 Other Closing obligations of the Purchaser

At the Closing, the Purchaser shall

(a) cause a shareholders’ meeting of each Acquired Company to be held, at which meeting Purchaser shall appoint board members; and

(b) cause a board meeting of each Acquired Company to be held, at which meeting Purchaser shall appoint authorized signatories of each Acquired Company.

4.3.2 Other joint Closing obligations of the Purchaser and the Sellers

To evidence that Closing has taken place in accordance with the terms and conditions set forth herein, or in the case of a waiver of any Closing condition further to Article 8, any such waiver to be explicitly referred to, the Purchaser and the Sellers shall sign minutes from the Closing meeting, outlining and evidencing the actions taken and the documents delivered in connection with the Closing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers represent and warrant to Purchaser that the following statements regarding all Acquired Companies are true and correct:

5.1	Title

The shares in the Acquired Companies have been duly authorized, validly issued, and fully paid up, and are owned, as of the date of this Agreement and as of the Closing Date, by the Sellers or an Affiliate of Sellers as set forth in Exhibit 1, in each case free and clear of any and all Encumbrances, except as set forth in Schedule 5.1(i). Except as set forth in Schedule 5.1(ii), there are no outstanding options, warrants or other rights of any kind entitling any Person to acquire any shares of capital stock of the Acquired Companies

5.2	Capacity

Each of the Sellers has the requisite corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement by each of the Sellers and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the Sellers. This Agreement has been duly executed and delivered by Sellers and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes a legal, valid and binding obligation of each of the Sellers enforceable against each of the Sellers in accordance with its terms.

5.3	Organization

Each of the Acquired Companies is a company duly organized and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its properties and to carry on its business as presently being conducted.

5.4	Records and Documents

The Acquired Companies are in possession of:

(a) all corporate documents, minutes of board meetings and general meetings of shareholders and accounting records of each Acquired Company and such documents and records have been maintained in all material respects in accordance with Applicable Law and are, in all material respects, true, correct and complete; and

(b) all other material documents (including permits and contracts) that are necessary to conduct the Business as currently conducted.

5.5	Subsidiaries

None of the Acquired Companies has any Subsidiary which is not an Acquired Company.

5.6	Financial Information

5.6.1 Financial Statements

Except as set forth in Schedule 5.6.1 the Financial Statements have been prepared from the books and records of the Acquired Companies and have been prepared in accordance with the Accounting Principles applicable to the Acquired Companies.

5.6.2 Subsequent Events

Except as contemplated by this Agreement, since September 30, 2004 until the date of this Agreement and as of the Closing Date, the Business has been conducted in all material respects in the ordinary course of business consistent with past practice and:

(i) All Material Contracts have been entered into at arms length terms and in the ordinary course of business;

(ii) No Acquired Company has sold or transferred or committed to sell or transfer any material asset other than in the ordinary course of business; and

(iii) Except as set forth in Schedule 5.6.2(iii), no Acquired Company has declared any dividends or made any other non-cash payments or distributions in respect of any capital stock or other equity interests.

5.7	Compliance with Law

5.7.1 Applicable Law

The Company has, to the Sellers’ Knowledge, in all material respects complied with all applicable laws, regulations or orders relating to the Business.

5.7.2 Permits

To the Sellers’ Knowledge, all material approvals, permits and licenses required in connection with the conduct of the Business as presently conducted have been obtained and are in full force and effect and are being complied with. Furthermore, to the Sellers’ Knowledge, the Acquired Companies have at all relevant times had all material approvals, permits and licenses required for the business carried out by the Acquired Companies at such times.

5.7.3 Areas Covered by Other Provisions

This sub-section 5.7.3 does not relate to labor and employment matters (to which sub-section 5.10 is applicable), Tax matters (to which sub-section 5.11 is applicable) or litigation matters (to which Section 5.12 is applicable).

5.8	Intellectual Property

(i) All material Intellectual Property Rights used in, or held in relation to the Business are set forth in Schedule 5.8(i). Except for material Intellectual Property Rights licensed to an Acquired Company and designated as such in Schedule 5.8(i), the Company owns or has the right to use the material Intellectual Property Rights free from any material Encumbrances, except as set forth in Schedule 5.8(i).

(ii) Except as set forth in Schedule 5.8(ii), there are, and have been, no proceedings, actions or claims and no proceedings, actions or claims are pending or threatened, impugning the title, validity or enforceability of any of the material Intellectual Property Rights or claiming any right or interest in such material Intellectual Property Rights.

(iii) Except as set forth in Schedule 5.8(iii), to the Sellers’ Knowledge, there is, and has been, no infringement of any material Intellectual Property Rights and none is pending or threatened.

(iv) Except as set forth in Schedule 5.8(iv), there is, and has been, no infringement by any Acquired Company of any Intellectual Property of a third party.

(v) Except as set forth in Schedule 5.8(v), no Acquired Company is infringing or making unauthorized use of the Intellectual Property of any third party and no notice or allegation of any such infringement or unauthorized use has been received by any Acquired Company.

(vi) Except as set forth in Schedule 5.8(vi), no Acquired Company is, or has been, in breach of any term of any licenses or other agreements entered into with a third party under which such Acquired Company is granted rights to use any of the material Intellectual Property Rights, and to the Sellers’ Knowledge, none of such third parties are in breach of such license or other agreement regarding material Intellectual Property Rights.

(vii) Except as set forth in Schedule 5.8(vii), all material royalty and other material payments due under the license and other agreements entered into by any Acquired Company and relating to any material Intellectual Property Rights have been paid, and to the Sellers’ Knowledge, are not subject to any dispute.

5.9	Material Contracts

The Material Contracts constitute the full understandings between the parties thereto; except for such minor amendments or additions which have been agreed in the ordinary course of business and which have not had, and would not reasonably be expected to have, a material adverse effect on the results of operation of financial condition of the Business. Sellers have delivered or made available to Purchaser true, complete and accurate copies of all Material Contracts.

No Acquired Company is in breach of any provision of, or in default under, any Material Contract, and none of the Acquired Companies has received, or delivered itself, any notice of termination of any Material Contract. To the Sellers’ Knowledge, except as set forth in Schedule 5.9, no other party is in default under or in breach or violation of, any Material Contract.

5.10	Employees

5.10.1 Labor Relations

As of the date hereof and as of the Closing Date, there is no actual or, to the Sellers’ Knowledge, threatened (i) labor strike, work stoppage or lockout against any Acquired Company; or (ii) unfair labor practice charge or complaint against any Acquired Company before any governmental authority.

5.10.2 Notice of Termination

No Senior Executive has given or received written notice of termination of his employment with an Acquired Company and to the Sellers’ Knowledge, no Senior Executive has expressed an intent to terminate his or her employment with an Acquired Company.

5.10.3 Severance Arrangements

There are no severance agreements or arrangements with respect to any employee other than as reflected in the employment agreements with the Senior Executives.

5.10.4 No Unfunded Pension Liabilities

Provisions have been made in the Financial Statements in accordance with Norwegian GAAP and applicable law in respect of all pension liabilities of the Acquired Companies.

5.10.5 Benefit Plans

Except as set forth in Schedule 5.10.5, there are no retirement, compensation, incentive, bonus, stock option, stock purchase or restricted stock plan program, agreement or policy operated by any of the Acquired Companies in respect of its employees. All of such programs have been implemented by the Acquired Companies in material compliance with their terms.

5.11	Taxes

5.11.1 Tax Returns

All Tax Returns which are required to be filed on or prior to the date of this Agreement and as of the Closing Date with respect to the assets, income or operations of any Acquired Company have been filed when due, including any period of extension, and have been true, correct and complete.

5.11.2 Payment of Taxes

Except as set forth in Schedule 5.11.2, all Taxes shown on such Tax Returns have been paid when due and payable, after giving effect to any applicable extensions.

5.11.3 Tax Controversies

Except as set forth in Schedule 5.11.3, no audits or administrative proceedings or court proceedings are presently pending with regard to Taxes or Tax Returns of any Acquired Company. To the Sellers’ Knowledge, no such audits, administrative proceedings or court proceedings are threatened as of the date hereof and as of the Closing Date.

5.12	Litigation

Except as set forth in Schedule 5.12, Schedule 5.8(ii), Schedule 5.8(iii), Schedule 5.8(iv), Schedule 5.8(v), Schedule 5.8(vi) and Schedule 5.8(vii), there is no action, suit, proceeding or investigation, except for proceedings involving amounts of less than NOK 250,000 (or the equivalent in any foreign currency), pending or, to the Sellers’ Knowledge, presently threatened which remains unresolved, against any Acquired Company before or by any court, arbitration tribunal or other Governmental Authority, and no Acquired Company is the subject of any outstanding decree, order, judgement or other stipulation by any court, arbitration tribunal or other Governmental Authority, regarding the conduct of the Business, except for those that result from proceedings involving amounts of less than NOK 125,000 (or the equivalent in any foreign currency) and that are not material to the conduct of the Business.

5.13	Insurance

All insurance policies held by any of the Acquired Companies are in full force and effect and all premiums which are due and payable in respect of such insurance policies have been paid. To the Sellers’ Knowledge there are no uninsured material assets or risks of any Acquired Company.

5.14	No Conflict

The execution of this Agreement by the Sellers does not, to the Sellers’ Knowledge, and the consummation of the transactions contemplated hereby and the fulfilment of the terms hereof will not:

(i) violate any applicable law, rule, regulation, judgment, decree, order or approval of any court or Governmental Authority applicable to the Sellers or the Acquired Companies, or by which their respective assets are bound or affected;

(ii) result in the creation or imposition of any Encumbrance upon or the Sellers giving to any other Person any interest or right in or with respect to the assets or properties of any Acquired Company; or

(iii) except for the Parties’ notification to the relevant Competition Authorities pursuant to Section 8.1(b)(i) hereof, the transaction contemplated by this Agreement does not require the Sellers or any of the Acquired Companies to file for approval by a Competition Authority.

5.15	Environmental Matters

5.15.1 The following terms shall be defined as follows:

5.15.1.1 “Environment” means any and all living organisms (including without limitation, humans), ecosystems, property and the media of air (including without limitation air in buildings, natural or man-made structures below or above ground) water, (including without limitation groundwater, rivers, canals, streams, lakes, coastal waters and water within drains and sewers) and land (including land under any water as described above);

5.15.1.2 “Environmental Law” means all applicable environmental laws, EU Directives or Regulations, statutes, or subordinate legislation or civil or common law, all court orders, ordinances, decrees or regulatory codes of practice, circulars, guidance notes and equivalent controls having the force of law and which have as their purpose or effect the protection or prevention of harm to the Environment;

5.15.1.3 “Hazardous Substance” means any natural or artificial substance (whether solid, liquid, gas, noise, ion, vapour, electromagnetic or ionising radiation, and whether alone or in combination with any other substance) which is capable of causing harm to or having a deleterious affect on the Environment or is capable of being a nuisance, or which restricts or makes more costly the use, development, ownership or occupation of any property.

5.15.2 No Acquired Company has received any notice of any breach of any Environmental Law relating to the properties or facilities used, leased or occupied by any Acquired Company and no Environmental Law has been breached with respect to the Owned Real Property. No Acquired Company has discharged, emitted, released, leaked or spilled any Hazardous Substance in, on or under any land or any other part of the Environment such as is likely to give rise to any liability of any Acquired Company.

5.15.3 No Acquired Company has received notice of any civil, criminal or administrative action, proceeding or investigation against any Acquired Company with respect to any Hazardous Substance. To the Sellers’ Knowledge, there are no facts or circumstances that are reasonably likely to form the basis of a claim against any Acquired Company regarding Hazardous Substances.

(i) The Acquired Companies have necessary permits of environmental character, including health and safety laws for its employees necessary for the conduct of Business as currently conducted;

(ii) Each Acquired Company has complied with applicable Environmental Laws; and

(iii) Notwithstanding any other provision in this Agreement, the Parties acknowledge and agree that the only Warranties by the Sellers regarding environmental matters are set forth in this Section 5.15.

5.16	Real Property

5.16.1 Owned Real Property

The Acquired Companies have registered valid title to and are the owners of the real property set forth in Schedule 5.16.1 (“Owned Real Property”), in each case free and clear of any and all Encumbrances other than (i) easements, covenants, rights-of-way and similar restrictions that are not material; (ii) zoning, building and other similar restrictions; and (iii) as set forth in Schedule 5.16.1.

5.16.2 Leased Real Property

With respect to all real property leased by the Acquired Companies (“Leased Real Property”): (i) each lease is valid and subsisting and in full force and effect, except for leases which have been terminated by the Acquired Company in the ordinary course of business; (ii) the Acquired Companies are not in material breach or default under any such leases; (iii) no notice of a default entitling the other party to prematurely terminate the lease has been sent or received within the twelve (12) months immediately preceding the date of this Agreement, by any Acquired Company under the applicable lease which remains uncured, and no such notice is, to the Seller’s knowledge, threatened. The Leased Real Property is, except as set forth in Schedule 5.16.2, free and clear of any and all Encumbrances.

5.17	Intermediaries

No broker, finder, advisor or intermediary will be entitled to any fee, commission or other payment from any Acquired Company in connection with or as a consequence of the transactions contemplated in this Agreement or the consummation thereof.

5.18	Accounts Receivables

All accounts receivables of the Acquired Companies as at September 30, 2004 are bona fide.

5.19	Accounts Payables

There are no outstanding accounts payables of the Acquired Companies older than ninety (90) days from the respective maturity date.

5.20	Prohibited Payments

No Acquired Company has, and to the Sellers’ Knowledge, no director, officer, employee or agent of any Acquired Company has, directly or indirectly, on behalf of any Acquired Company made any bribe, payoff, influence payment or kickback to any entity or person, private or public, regardless of form, whether in money, property or services in material violation of any federal, state, local or foreign statute, law, ordinance, rule or regulation.

5.21	Accrued Liabilities

The Financial Statements including their particulars and notes thereto give a true, accurate and complete view of the Acquired Companies financial condition and result as of the dates thereof. The Acquired Companies are not subject to any material liabilities, commitments, sureties or obligations of any nature, whether absolute, accrued or contingent, nor have the Acquired Companies issued any kind of guarantees to any third party other than: (i) those disclosed in the Financial Statements; (ii) those entered into by the Acquired Companies since September 30, 2004 in the ordinary course of business consistent with past practice; or (iii) those set forth on Schedule 5.21.

5.22	Indebtedness to Sellers

No Acquired Company has any outstanding loan or other indebtedness of any kind to any member of the Sellers’ Group.

5.23	Disclaimer of Other Warranties

Sellers do not make, and has not made, any representations or warranties of any kind in connection with this Agreement or the transactions contemplated hereby other than those expressly set out in this Agreement, and no representation or warranty shall be implied (whether under the Swedish Sale of Goods Act of 1990 or otherwise).

5.24	Timing of Representations and Warranties

The representations and warranties in Sections 5.1 - 5.23 are given upon the execution of this Agreement and shall be repeated upon the Closing Date.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers that the following statements are true and correct:

6.1	Organization

Purchaser is a corporation duly organized and validly existing under the laws of the state of Delaware and has the requisite corporate power and authority to own its properties and to carry on its business as presently being conducted.

6.2	Authority

6.2.1 Corporate Power and Authority

Purchaser has the requisite corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Sellers, this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms.

6.2.2 Governmental Authorizations

No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any governmental authority is required to be obtained or made by or with respect to Purchaser or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the notifications to the Competition Authorities and, if applicable, to other Governmental Authorities pursuant to Section 8.1(b)(iii) hereof.

6.3	Financing

Purchaser has sufficient funds for the financing of the payment in full of the Purchase Price and all other amounts payable by Purchaser hereunder at the Closing.

6.4	Disclaimer of Other Representations and Warranties

Purchaser does not make, and has not made, any representations or warranties of any kind whatsoever in connection with this Agreement or the transactions contemplated hereby other than those expressly set out in this Agreement, and no representation or warranty shall be implied (whether under the Swedish Sale of Goods Act of 1990 or otherwise).

6.5	Timing of Representations and Warranties

The representations and warranties in Sections 6.1 - 6.4 shall be deemed to be given upon the execution of this Agreement and shall be repeated upon the Closing Date.

ARTICLE 7

COVENANTS AND AGREEMENTS

7.1	General

Each of the Parties will use all reasonable best efforts to take the action and to do the things necessary, proper or advisable in order to consummate and make effective the transactions contemplated hereby and to cause the Closing to occur as promptly as practicable (including satisfaction, but not waiver of, the closing conditions set forth in Sections 8.1(b) and 8.1(d)).

7.2	Conduct of Business

7.2.1 Ordinary Course

From the date hereof until the Closing, except as provided in or contemplated by this Agreement, or to the extent that Purchaser shall otherwise consent in writing, Sellers shall cause the Acquired Companies to carry on the Business in the ordinary course consistent with past practices.

7.2.2 Certain Restrictions

Except as provided or contemplated by this Agreement, Sellers shall ensure that the Acquired Companies will not do any of the following from the date hereof until the Closing without the written consent of Purchaser:

(a)	sell, lease or otherwise dispose of any material assets of any of the Acquired Companies, except for the sale of inventory in the ordinary course of business and except for assets with a value of less than NOK 50,000 in the ordinary course of business;

(b)	acquire any material assets, except in the ordinary course of business;

(c)	declare or pay any non-cash dividend;

(d)	make any acquisitions;

(e)	initiate any lawsuit;

(f)	make any significant hires of employees;

(g)	terminate or waive any material rights;

(h)	terminate or modify any Material Contract, or enter into any contract or agreement that could have a material effect on the consolidated result or financial condition of the Acquired Companies; or

(i)	amend the certificate of incorporation or by-laws or similar organizational document of any Acquired Company.

7.2.3 Purchaser’s Representatives

Purchaser hereby designates John D. Thompson or David F. Hoffmeister, acting individually, with authority to grant the written approvals on behalf of Purchaser that may be requested under this Section 7.2. Purchaser agrees to act promptly in responding to requests for approvals.

7.3	Governmental Approvals

7.3.1 Filing

Purchaser shall as promptly as practicable (i) notify the Competition Authorities of the transaction contemplated by this Agreement, in accordance with applicable law as further outlined in Section 8.1(b) hereof; and (ii) comply with applicable law pursuant to which any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority in connection with the transactions contemplated hereby is required to be obtained or made by Purchaser. The Parties shall jointly use their reasonable best efforts to obtain such permits and approvals as set forth in Section 8.1(b).

7.3.2 Information, Assistance and Cooperation

Each Party shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing, registration or declaration which is necessary under applicable law. Purchaser shall provide Sellers with drafts of all relevant portions of any notifications intended to be submitted to any Governmental

Authorities in connection with Section 7.3.1, shall give Sellers a reasonable opportunity to comment on such draft notifications, shall consider in good faith such comments and shall not submit such notifications without the prior approval of Sellers (which shall not be unreasonably withheld or delayed) as further outlined in Section 8.1(b) hereof.

7.4	Discharge of Directors and Related Matters

7.4.1 Election of New Board; Other Actions

Immediately after the Closing on the Closing Date, Purchaser shall procure that each Acquired Company holds such shareholders’ meetings as may be required in order to elect a board of directors. Purchaser shall procure that each Acquired Company, promptly thereafter, makes all necessary filings with the relevant governmental authorities and takes all other necessary action to register in the applicable public registry the resignation of the retiring board members and the matters decided pursuant to this Section 7.4.1.

7.4.2 Discharge of Directors

Purchaser shall procure that, at the first shareholders’ meeting or otherwise whenever the questions of discharge is raised after the Closing, each member and deputy member of the board and, where applicable, the managing director of each Acquired Company is discharged to the fullest extent permitted by law from any liability as a member or deputy member of the board or managing director, as the case may be, in relation to the period prior to the Closing provided that the auditors do not recommend otherwise.

7.5	Delivery of Certain Documentation

At Purchaser’s request after the Closing, Sellers shall, or shall cause its Affiliates to, deliver to Purchaser, as soon as reasonably practicable, books and records owned by any of the Acquired Companies and which have remained in the possession of Sellers or its Affiliates after Closing.

7.6	Best endeavours

The Sellers with contractual rights to re-purchase Shares and Warrants, collectively represented by Nordic Capital, shall immediately after the date of this Agreement initiate contacts with the Minority Holders regarding the Sellers’ contractual rights to re-purchase the Shares and Warrants held by the Minority Holders. The Sellers, collectively represented by Nordic Capital, shall use their best endeavours to procure that the Minority Holders (i) prior to the Closing Date, enter into agreements with the relevant Sellers, represented by Nordic Capital, to sell their Shares and Warrants to the relevant Sellers; and (ii) prior to or at the latest on the Closing Date (but prior to Closing) transfer their Shares and Warrant to the relevant Sellers, represented by Nordic Capital.

7.7	Further assurances

From time to time after the Closing Date, upon the request of the Purchaser, the Sellers, collectively represented by Nordic Capital, shall without further consideration cooperate with the Purchaser and shall duly execute, acknowledge and deliver all such further deeds, assignments, transfers, conveyances and powers of attorney and take such other actions and give such assurances as may be reasonably required for Purchaser to obtain all right, title and interest in the Sellers’ Shares and the Sellers’ Warrants.

7.8	Non-solicitation

From the Signing Date and for a period of two (2) years thereafter, each Seller undertakes not to, and shall use its reasonable efforts to procure that its Affiliates undertake not to, without the prior approval from the Purchaser, employ, offer or negotiate employment with, entice away, or receive or accept the performance of services by, any of the Senior Executives. The placing of an advertisement of a post available to any member of the general public shall not constitute a breach of this Section 7.8, provided that the Sellers or their respective Affiliates do not actively and specifically encourage the approach of any Senior Executive.

7.9	Nordic Capital’s representation of the Sellers

Nordic Capital has the right to represent the Sellers and is authorized with binding effect to give and receive notices and communications, to object to deliveries or claims (including the calculation of claims towards the Substantiated Claims Amount), to agree to, enter into and negotiate settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims (including the calculation of claims towards the Substantiated Claims Amount), and to take all actions necessary or appropriate in the judgement of Nordic Capital for the accomplishment of the foregoing. A written decision, act, consent or instruction of Nordic Capital shall constitute a decision, act, consent or instruction of each Seller.

For the purposes of this Agreement and the transactions contemplated herein, Nordic Capital shall represent all Sellers unless Nordic Capital or a Seller has given the Purchaser a written notice stating that a Seller is no longer represented by Nordic Capital. Such notice, or the fact that a Seller no longer is represented by Nordic Capital, shall have no impact on what is stated in Section 11.7 below.

7.10	Post Closing exercise of Repurchase Right

In the event that less than 100 percent of the Shares and Warrants are transferred to the Purchaser at Closing, the Sellers, collectively represented by Nordic Capital, undertake, to the extent legally possible and using their reasonable best efforts, to exercise the right of repurchase during six (6) months after the Closing Date, in order to acquire any remaining Shares and Warrants owned by the remaining Minority Holders for the subsequent sale of such Shares and Warrants to the Purchaser at a purchase price for each Share and Warrant derived from the final Purchase Price (as finalized pursuant to Section 3.4 above) for each Share and equivalent Warrant.

7.11	Due Diligence by Purchaser

Purchaser acknowledges that, prior to the date of this Agreement, Purchaser and its counsel, accountants and other advisors and representatives have been given the opportunity to carry out and consider the results of a due diligence investigation of the Business, including by way of reviewing the Data Room and attending management presentations by senior executives of the Acquired Companies. Purchaser agrees that, to the Purchaser’s Knowledge, as of the date of this Agreement, there are no facts, circumstances or matters that, either alone or taken together, constitute a breach by Sellers of any of their representations and warranties set out in Section 5 hereof that would result in a claim or claims that are reasonably likely to meet or exceed the Substantiated Claims Amount.

This Section 7.11 shall only operate for purposes of establishing the Purchaser’s Knowledge, as per the date of this Agreement, in relation to a breach by the Sellers of their warranties and representation set out in Section 5 that would result in a claim or claims that are likely to meet or exceed the Substantiated Claims Amount. The Sellers shall not be entitled to sue the Purchaser for a breach of this Section 7.11. For the avoidance of doubt, the Sellers shall only be entitled to use this Section 7.11 as a defence in relation to any claims made by the Purchaser.

ARTICLE 8

CONDITIONS TO CLOSING

8.1	Conditions to Closing

The obligation of each of Sellers and Purchaser to consummate the transactions contemplated hereby is subject to the (i) fulfilment or waiver of the conditions in paragraphs (b) and (d) below prior to or at the Closing and (ii) the absence of termination by the Purchaser or the Sellers, as the case may be, pursuant to the conditions in paragraphs (a) and (c) below prior to or at the Closing.

(a) Prohibition to close etc.

No injunction, restraining order or other order issued by any court of competent jurisdiction or governmental authority or pending governmental litigation shall be in effect, in which case the Purchaser may terminate this Agreement by notice in writing to the Sellers, collectively represented by Nordic Capital.

(b) Regulatory Approvals

(i) The obligations of each of the Parties to consummate the transactions contemplated herein shall be conditional upon necessary clearances and approvals by the Competition Authorities as well as any other applicable Governmental Authority pursuant to

Section 8.1(b)(iii) below being obtained by the Purchaser, and the Sellers where applicable (or that clearances or approvals have otherwise been obtained by the Competition Authorities by the expiry of applicable time limits without any suit, investigation or proceedings having been initiated).

(ii) For the avoidance of doubt, neither the Purchaser, the Company or the combined business of the Purchaser and the Company nor the Sellers or any of their respective Affiliates shall have any obligation to procure or undertake to do any re-structuring of or otherwise change their respective business operations in order to obtain clearances or approval from the Competition Authorities, unless such restructuring or change of the business operations regards the Company or its Affiliates and is not material to the Business.

(iii) The Purchaser shall be responsible for the preparation of the notification(s) to the Competition Authorities and the Purchaser undertakes to use its best reasonable efforts to file full and complete notification(s) with the Competition Authorities as soon as necessary pursuant to applicable law and in any case as soon as possible after the date hereof but in no event later than ten (10) days following the date hereof, subject to the notification not being declared incomplete by the Competition Authorities, with a view of obtaining clearances as soon as reasonable possible after the date hereof.

Should the Purchaser, between the date hereof and the Closing Date, identify any other Governmental Authority, not listed in Exhibit 11, having jurisdiction over the transaction contemplated by this Agreement and to which notification of the transaction is either mandatory under applicable merger control laws or other applicable laws in order to consummate the transaction contemplated herein or necessary for the Purchaser to own and operate the Business the day following the Closing, the Purchaser shall, should failure to file a notification to such Governmental Authority have a material adverse effect on the business of the Purchaser, the Company or the combined business of the Purchaser and the Company, use its best reasonable efforts to procure, following due consultation with the Sellers, collectively represented by Nordic Capital, that a full and complete notification is filed with such Governmental Authority (which Governmental Authority shall thereafter be included in the definition of “Competition Authorities” as used herein) as promptly as reasonably possible following the point in time when the Purchaser became aware of such notification obligation. All the Purchaser’s costs and expenses in relation to such filings shall be borne by the Purchaser.

All the Purchaser’s costs and expenses in relation to such filings shall be borne by the Purchaser.

(iv) The Purchaser and the Sellers, collectively represented by Nordic Capital, shall, and shall cause the Company to, use their best reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or desirable in order to prepare and submit all necessary filings related to the condition precedent in this Section 8.1(b). The Purchaser further undertakes to respond as promptly as reasonably possible in good faith to all inquiries received from the Competition Authorities for additional information or documentation as requested by the Competition Authorities. Subsequent to filing, the Purchaser and the Sellers, collectively represented by Nordic Capital, shall cause the Company to use all commercially reasonable efforts to assist and cooperate with the Competition Authorities in order to fulfil the condition precedent in this Section 8.1(b). The Purchaser undertakes to keep the Sellers, collectively represented by Nordic Capital, informed of its contacts with the Competition Authorities and to provide the Sellers, collectively represented by Nordic Capital, with copies of all relevant documentation in relation thereto, provided that such copies not being client privileged information, and further, subject to Section 8.1(b)(ii), to negotiate in good faith with the Competition Authorities in order to obtain clearances. Subject to Section 8.1(b)(ii), the Purchaser undertakes to use its best reasonable efforts to ensure that the Competition Authorities give clearances for the transactions contemplated in this Agreement as soon as possible.

(v) In the event that the Competition Authorities are not prepared to give clearance or approval to the transactions contemplated herein, or in the event that clearance or approval will only be given upon the fulfilment of conditions and obligations affecting the Purchaser, the Purchaser undertakes, subject to Section 8.1(b)(ii) above, to negotiate in good faith with the Competition Authorities in order to obtain the timely approval or clearance. Such measures shall not entitle the Purchaser to any compensation of any kind from the Sellers. The Purchaser shall consult with the Sellers, collectively represented by Nordic Capital, prior to conducting negotiations with the Competition Authorities and Nordic Capital shall, if required by mandatory law or relating to filings made jointly, be given the opportunity to participate on behalf of the Sellers in such negotiations.

(vi) The Purchaser shall notify the Sellers, collectively represented by Nordic Capital, immediately after receipt of each such clearance or approval from each Competition Authority. Each Party undertakes to notify the other Party in writing immediately if, after filing the notification(s), such Party is notified by the Competition Authorities of any circumstances or events, which will or may prevent the clearance or approval from being obtained.

(c) Accuracy of Warranties etc.

That the Parties’ respective representations, warranties, covenants and other obligations as set forth in this Agreement in all material aspects remain true, accurate, validly performed and complied with, as though such representations and warranties were made again by the Parties at the Closing, and that this has been confirmed by the respective Parties pursuant to Section 4.2 hereof, provided, however, that in the event of any circumstance or circumstances occurring prior to the Closing involving a claim or claims, as the case may be, by the Purchaser of breaches of the Sellers’ Warranties or Title or Capacity Warranties contained herein, the following shall apply:

(i) In the event the claims by the Purchaser involve breach of Warranties that may reasonably be expected to result, when aggregated, in claims for breach of Warranties having an aggregate value less than the Substantiated Claims Amount (taking into account possible limitations on the value of claims set forth in Sections 9.4 and 9.5 hereof), the Parties shall nonetheless be required to proceed with the Closing and the procedure set forth in Section 9.4 hereof shall apply to address such claims.

(ii) In the event the claims by the Purchaser involve breach of Title or Capacity Warranties, or involve breach of Warranties that may reasonably be expected to result, when aggregated, in a claim or claims, as the case may be, for breach of Warranties having an aggregate value in excess of the Substantiated Claims Amount (taking into account possible limitations on the value of claims set forth in Sections 9.4 and 9.5 hereof), the Purchaser shall not be required to proceed with the Closing unless it otherwise agrees to proceed with the Closing. For the avoidance of any doubt, should the Purchaser decide to proceed with the Closing, irrespective of the fact that the Purchaser is not obligated to do so pursuant to this Section 8.1(c)(ii), the Purchaser shall not be entitled to, prior to or after the Closing Date, bring a claim against the Sellers for such asserted breach of the Warranties or Title and Capacity Warranties and, unless otherwise specifically agreed to in writing by the Parties prior to the Closing, shall further not be entitled to any remedy of any kind with respect to such asserted breach of the Warranties or Title and Capacity Warranties.

(d) Third Party Consents

Receipt of all necessary third party consent to the Material Contracts listed in paragraphs 11, 17, 18, 23 and 25 of Exhibit 10.

ARTICLE 9

PURCHASER’S REMEDIES AND SELLERS’ LIMITATIONS ON LIABILITY AND NO-RECOURSE

9.1	Title and Capacity Warranties

Each of the warranties set out in Sections 5.1 and 5.2 (the “Title and Capacity Warranties”) shall survive Closing and the Purchaser shall be entitled to, at any time after the Closing Date, bring a claim against the Sellers for breach of the Title and Capacity Warranties. The maximum respective liability of each Seller for any breach of the Title and Capacity Warranties shall be limited to the total amount of consideration received by the respective Seller pursuant to this Agreement.

9.2	Liability

For the avoidance of doubt, in the absence of fraud, deliberate non-disclosure or wilful concealment, all liability of the Sellers under this Agreement (other than in respect of the Title and Capacity Warranties) will lapse, except for the post-closing adjustment set forth in Section 3.4 and subject to Section 9.4.3 hereof, on and after the Closing Date. In case of breach of Warranties involving fraud, deliberate non-disclosure or wilful concealment by Sellers, the Purchaser has a right to seek monetary relief in the form of adjustment of the Purchase Price provided, however, that the Purchaser shall not be able to claim that any fact, circumstances or matter gives rise to a claim if such fact, circumstances or matter and the consequence that such fact, circumstances or matter constitutes a breach of Warranties constitutes Purchaser’s Knowledge as per the Closing Date. For the avoidance of doubt, if the Sellers allege that any fact, circumstance or matter, and the consequence that such fact, circumstance or matter constitutes a breach of Warranties, was within the scope of the Purchaser’s Knowledge as of the Closing Date, the Sellers shall bear the burden of proof with respect thereto.

9.3	Sellers’ liability

The obligations of the Sellers’ under this Agreement shall be several and not joint obligations.

9.4	Procedure in the event of claims that do not aggregate to the Substantiated Claim Amount pursuant to Section 8.1(c)

In the event of any circumstances occurring prior to Closing which may reasonably be expected, by the Purchaser, to result in a claim or claims for breaches of Warranties that do not, in aggregate, result in a claim or claims equal to or in excess of the Substantiated Claims Amount as set forth in Section 8.1(c) of the Agreement, provided, however, that each such claim is individually in excess of NOK 250,000, the following shall apply:

9.4.1 If prior to the Closing Date the Purchaser becomes aware of relevant facts or circumstances giving rise to a claim for breach of Warranties, the Purchaser shall give notice in writing to the Sellers (collectively represented by Nordic Capital) within five (5) days from the date when the Purchaser became aware of the relevant facts or circumstances giving rise to the claim for breach of Warranties and the consequence that such facts constituted a breach of Warranties. Such notice shall be accompanied with reasonable particulars of the potential claim.

9.4.2 If prior to the Closing, the Purchaser has provided notice to the Sellers, pursuant to Section 9.4.1 above, regarding claims that are not reasonably likely to meet or exceed the Substantiated Claims Amount (taking into account possible limitations on the value of claims set forth in Section 9.5 hereof and subject to the limitation set forth in the first paragraph of this Section 9.4), then the Parties shall be obligated to proceed with the Closing despite such potential claims and the Purchaser shall be entitled to a reduction in the Purchase Price for the value of such claims as, subject to Section 9.4.3 below, mutually agreed to by the Purchaser and the Sellers (collectively represented by Nordic Capital).

9.4.3 In the event the Parties are unable to agree on the amount of the reduction in the Purchase Price to address such claims, the Parties nonetheless shall be obligated to proceed with the Closing, reducing the Purchase Price by any mutually agreed amount for the noticed claims, and an amount equal to the disputed value of the noticed claims made by the Purchaser (the “Warranty Escrow Amount”) shall be placed on an escrow account (the “Warranty Escrow Account”) with the Warranty Escrow Agent until the dispute between the parties has been finally settled pursuant to Section 11.9 hereof. Further, the Purchaser and the Sellers, collectively represented by Nordic Capital, shall, on the Closing Date, execute and deliver, and shall cause the Warranty Escrow Agent to execute and deliver, an escrow agreement (the “Warranty Escrow Agreement”) substantially in the form set out in Exhibit 14. For the avoidance of doubt, any monetary relief to the Purchaser following final settlement of such disputed claims shall be limited to the Warranty Escrow Amount and be paid out of the Warranty Escrow Account.

9.4.4 For the avoidance of doubt, if prior to the Closing, the Purchaser has provided notice to the Sellers regarding claims that are reasonably likely to meet or exceed the Substantiated Claims Amount (taking into account possible limitations on the value of claims set forth in Section 9.5 hereof), then the Purchaser shall not be obligated to proceed with the Closing unless the Purchaser otherwise agrees to proceed with the Closing, in which case the provisions in Section 8.1(c)(ii) hereof shall apply.

9.5	Limitations on Purchaser’s Ability to Make a Claim

Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 9.5 shall operate to limit the ability of the Purchaser to assert what could otherwise be a claim that might qualify toward the Substantiated Claims Amount in respect of any breach of or any inaccuracy in the Warranties.

9.5.1 Allowance, provision or reserve in the Accounts or the Management Accounts

No matter shall be the subject of a claim for breach of a Warranty counting towards the Substantiated Claim Amount to the extent that a specific allowance, provision or reserve in respect of such matter, and in an amount sufficient to cover such potential claim, shall have been made in the Financial Statements. Should a specific allowance, provision or reserve in respect of such matter made in the Financial Statements only cover part of such potential claim, the part of such potential claim so covered in the Financial Statements shall be disregarded when counting towards the Substantiated Claim Amount.

9.5.2 Limitations on amount of claim to qualify towards the Substantiated Claims Amount

The value of any claim for breach of Warranties asserted by the Purchaser for purposes of qualifying toward the Substantiated Claims Amount shall be reduced by any amounts actually received by the Purchaser (or actually received by the Acquired Companies which will become the property of the Purchaser following the Closing), regardless of whether such amounts are received prior to or following Closing, under any policy of insurance or from any third party in respect of such claim or otherwise made good for without cost to the Purchaser or the Acquired Companies, provided, however, that any amounts received by any of the Acquired Companies that are used pursuant to this Section 9.5.2 to reduce the value of a potential claim for breach of Warranties shall be excluded from the calculation of the (i) Net Debt as of the Closing Date, and not counted as cash held by the Acquired Companies for purposes of calculating the Closing Net Debt or (ii) Working Capital as of the Closing Date, and not counted as another asset held by the Acquired Companies for purposes of calculating the Closing Working Capital.

9.5.3 Acts of the Purchaser

No claim for breach of Warranties can be asserted toward the Substantiated Claims Amount by the Purchaser where such claim is wholly attributable to any voluntary act, omission, transaction or arrangement specifically requested by the Purchaser or otherwise specifically consented to in writing by the Purchaser prior to the occurrence of such voluntary act, omission, transaction or arrangement.

9.5.4 Purchaser’s Knowledge

No claim for breach of Warranties can be asserted toward the Substantiated Claim Amount by the Purchaser if the facts specifically giving rise to the relevant claim and the consequence that such facts constituted a breach of Warranty was within the scope of Purchaser’s Knowledge as of the date of this Agreement. For the avoidance of doubt, if any claim by the Purchaser for breach of Warranties is alleged by the Sellers to have been within the scope of Purchaser’s Knowledge as of the date of this Agreement, the Sellers shall have the burden of proof to show that the facts specifically giving rise to the relevant claim and the consequence that such facts constituted a breach of Warranty was within the scope of Purchaser’s Knowledge as of the date of this Agreement.

9.5.5 Substantiated Claim Amount

Other than in respect of breach of the Title and Capacity Warranties and breach of Warranties based on fraud, deliberate non-disclosure or wilful concealment by Sellers, Purchaser has no other recourse for a breach of Warranties other than to make a claim or claims towards the Substantiated Claim Amount as set forth in Section 8.1(c)(i) of the Agreement.

9.6	Exclusive Remedies

Each Party hereto acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in this Agreement and hereby waives, to the fullest extent permitted under applicable law, any and all other remedies (including but not limited to any right to terminate this Agreement) it would otherwise have against the other Party in connection with the transactions contemplated hereby.

For the avoidance of doubt, the limitations in this Article 9 shall apply instead of any provisions limiting a purchaser’s right to make a claim for breach of representation or warranty according to the Swedish Sale of Goods Act of 1990 or other applicable non-mandatory legislation.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

10.1	Termination

10.1.1 The Purchaser’s or Sellers’ Termination rights

Either of the Purchaser and the Sellers has the right to terminate the Agreement if any of the Conditions to Closing in Section 8.1 are not fulfilled within 180 days from the date hereof.

10.1.2 Effects of Termination

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described herein, this Agreement shall become null and void and of no further force and effect, except for the provisions of this Agreement relating to expenses (including but not limited to Section 11.10), this Section 10.1, and Articles 9 and 11. Nothing in this Section 10.1 shall be deemed to release either of the Parties from any liability for any breach by such Party of the terms and provisions of this Agreement prior to termination.

10.1.3 Return or Destruction of Documents

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 10.1, the Parties shall promptly return to the other Party or certify the destruction of (i) all documents and other material received from the other Party and/or its Affiliates relating to such transactions, whether so obtained before or after the execution hereof; and (ii) all written information received from the other Party with respect to the Business and/or the other operations of either Party and/or its Affiliates (in each case together with all copies thereof).

10.2	Amendments and Waivers

10.2.1 Amendments

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto by their duly authorized representatives.

10.2.2 Waivers

No delay or failure on the part of any Party to exercise any right, power or remedy in respect of this Agreement shall constitute a waiver thereof (other than a failure to provide a notice or take any action which is subject to a time limit as specified in this Agreement).

ARTICLE 11

GENERAL PROVISIONS

11.1	No Announcement; Confidentiality

11.1.1 Public Announcements

Except as may be required by law or by obligations pursuant to any listing agreement with Nasdaq, the Stockholm Stock Exchange or any other applicable national securities or recognized investment exchange, Purchaser and Sellers (from and after the Closing Date) shall consult with each other before issuing any press release, announcement, communications, circular with respect to this Agreement and shall not issue any such press release, announcement, communication, circular or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld, delayed or conditioned.

11.1.2 Confidentiality

(a) Neither Party hereto shall, and each Party hereto shall ensure that none of its Affiliates will, disclose any information of a confidential nature relating to the Business or Purchaser (in the case of Sellers) or to Sellers (in the case of Purchaser) to any third Person. The obligation of either Party under this Section 11.1.2 shall not apply to any of the following: (i) disclosure of such confidential information required by applicable law or applicable stock exchange rules; (ii) disclosure of such confidential information to such Party’s professional advisors who have been made aware of the confidential nature of such information; (iii) disclosure of such confidential information for the purpose of defending any claim against the other Party under this Agreement or enforcing its rights hereunder; or (iv) disclosure of such confidential information which is or comes into the public domain other than as a result of the breach by such Party of this Section 11.1.2.

(b) Sellers shall have the right to retain copies of all documents delivered or made available to Purchaser in connection with the transactions contemplated hereby to be used solely for the purpose of defending any claim against Sellers under this Agreement. Such copies of documents shall be retained in escrow by White & Case Advokat AB, subject to escrow instructions reasonably acceptable to the Parties.

11.2	Cooperation

Unless otherwise expressly provided in this Agreement, whenever the Parties are required to cooperate for any particular purpose hereunder, neither Party, nor their respective Affiliates, shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation or concession (financial or otherwise) to any Person.

11.3	Entire Agreement

This Agreement supersedes any and all other agreements, oral or written, between the Parties hereto with respect to the subject matter hereof, and contains the entire agreement between such Parties with respect to the transactions contemplated hereby.

11.4	Severability

Should any of the provisions of this Agreement be or become invalid or unenforceable, in whole or in part, the other provisions of this Agreement shall remain in force. The Parties shall replace the invalid or unenforceable provisions, according to the intent and purpose of this Agreement, with such valid provisions which in their economic effect come as close as legally possible to that of the invalid or unenforceable provisions.

11.5	No Third Party Beneficiaries

This Agreement shall be directed and interpreted to the advantage of the Parties only and their permitted assignees, and no third Person shall obtain any rights by virtue hereof.

11.6	Assignment

Neither Party may assign its rights or obligations under this Agreement to any third Person without the prior written consent of the other Parties, except that Purchaser may, at its election, assign any and all of its rights, interests or obligations under this Agreement to a direct or indirect wholly owned subsidiary of Purchaser, provided that the Purchaser will remain fully liable under this Agreement for the assignee as for its own debt and the Purchaser shall not be relieved of any of its obligations hereunder in case of such assignment.

11.7	Notices

All notices and other communications that are required or permitted to be given under this Agreement shall be in writing, in the English language and hand delivered or sent by registered mail (return receipt requested) or confirmed facsimile to the following addresses (which may be changed in writing by notice to the appropriate address):

If to a Seller, Nordic Capital or to the Sellers jointly:

Nordic Capital IV Limited.

La Motte Chambers

St. Helier

Jersey Channel Islands, JEI 1BJ

Fax No.: +44 (0) 1534 602 433

With copies to:

White & Case Advokat AB

Box 5573

114 85 Stockholm

Sweden

Fax. No. +46 8 611 21 22

Attention: Claes Zettermarck

and

Ratos AB (publ)

Box 1661

111 96 Stockholm

Sweden

Fax. No. +46 8 10 25 59

Attention: Arne Karlsson and Magdalena Aniansson

If to Purchaser:

Invitrogen Corporation

1600 Faraday Avenue

Carlsbad

California 92008

USA

Fax No.: +1 760 602 6585

Attention: General Counsel

With copies to:

DLA Piper Rudnick Gray Cary US LLP

4365 Executive Drive, Suite 1100

San Diego

California 92121-2133

USA

Fax No.: +1 858 677 1401

Attention: Jeffrey T. Baglio

and

Advokatfirma DLA Nordic DA

PO Box 1364 Vika

N-0114 Oslo

Norway

Fax No.: +47 24 13 15 01

Attention: Marius Lysell Andresen

The communications will be considered as having reached the addressee:

(i)	if sent by courier, upon delivery;

(ii)	if sent by registered mail, within five (5) Business Days after the date the communication was mailed; or

(iii)	if sent by confirmed facsimile, within four hours from receipt of confirmation of receipt.

11.8	Governing Law

This Agreement shall be governed by, and construed in accordance with, the substantive laws of Sweden (without regard to its principles of conflict of laws).

11.9	Dispute Resolution

11.9.1 Amicable Resolution

The Parties will use their best efforts to resolve amicably any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof.

11.9.2 Arbitration

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, which cannot be settled amicably within thirty (30) days of written notice by either Party describing in reasonable detail the dispute, controversy or claim, shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce.

The arbitral tribunal shall be composed of three (3) arbitrators. Where there are multiple parties on either side, the Arbitration Institute shall appoint all three (3) arbitrators.

The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitration proceedings, whether written or oral, shall be English.

11.9.3 Confidentiality

The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential and that this confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed by either Party to a third party without the prior written consent of the other Party. Notwithstanding what is now stated, a party shall not be prevented from disclosing such information as required in connection with an appeal of the arbitral decision or award or if such disclosure is required by statute, regulation or a decision by a governmental authority in which case the disclosing Party shall give as much advance notice as is practicable to the other Party in order to allow the other Party the opportunity of seeking to limit such disclosure through appropriate means.

11.10	Costs and Expenses

Unless otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation and implementation of this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses. Any and all costs to White & Case, Thommessen Krefting Greve Lund AS Advokatfirma and PricewaterhouseCoopers AS (and Advokatfirmaet PricewaterhouseCoopers DA) for services rendered in connection with this Agreement and the transactions contemplated hereby shall be borne by the Sellers.

11.11	Further Assurances

After the Closing Date, the Parties shall execute such other documents or take, or cause to be taken, such other actions to the extent they have not been accomplished on the Closing Date, as may be required to transfer the Shares and Warrants to the Purchaser in accordance with this Agreement.

Each of the Parties hereto has caused this Agreement to be executed by its duly authorized representatives on the date first set forth above. This Agreement has been executed in four (4) original copies of which each Party has taken one.

NORDIC CAPITAL IV LIMITED acting in

its capacity as general partner and

investment manager, respectively, on

behalf of Nordic Capital IV, L.P., Nordic

Capital IV Beta, C.V., Nordic Capital IV Gamma, C.V. and Fyrfond KB

NC IV LIMITED

By:		By:

Name:	Claes Zettermarck by proxy	Name:	Claes Zettermarck by proxy

RATOS AB (PUBL)		INVITROGEN CORPORATION

By:		By:

Name:	Title: Arne Karlsson, CEO	Name:	Title:

By:

		Name:	Title:

Exhibit A

Investors represented by Nordic

Investor	Represented by Nordic in Nordic’s capacity as:
Nordic Capital IV L.P.	General Partner

Nordic Capital IV Beta, C.V.	General Partner

Nordic Capital IV Gamma, C.V.	General Partner

Fyrfond KB	Investment Manager

Exhibit B

Allocation of ownership – Fully Diluted

Owner	No. Shares	No. Warrants

Nordic Capital Fund IV	7 500 000	—

Nordic Capital IV LP	6 544 608	—

Fyrfond KB	530 357	—

Nordic Capital IV Beta CV	210 021	—

Nordic Capital IV Gamma CV	140 014	—

NC IV Ltd	75 000	—

Ratos	2 500 000	—

Management and external board members	79 475	250 325

Andreas Kuhröber	1 700	5 100

Andrew Canterbury	1 700	5 100

Ann Goldie	6 800	20 400

Colin Aldag	1 700	5 100

Dino DiCamillo	1 700	5 100

Ellen Sofie Olsvik	1 275	3 825

Erik Hornes	4 250	12 750

Ge Chen	1 700	5 100

Geir Fonnum	1 275	3 825

Grete V. Rode	1 700	5 100

Hæge Krogh Wetterhus	850	2 550

Ian Crosby	1 700	5 100

Jack Andreassen	1 700	5 100

Jiying Cao	1 700	5 100

John Culkin	1 700	5 100

Jon Hindar (owned through Petrus Holding AS, a company controlled by Jon Hindar)	11 900	47 600

Jonathan Roy	425	1 275

Kari Eian Krogstad	1 700	5 100

Lars Korsnes	3 400	10 200

Liv Bævre	850	2 550

Maris Hartmanis	1 700	5 100

Mathias Uhlen	1 700	5 100

Melea Lusk	3 400	10 200

Mike Bunce	1 700	5 100

Morten Hallan	850	2 550

Ninia Johnsen	1 700	5 100

Ørjan Olsvik	1 700	5 100

Øystein Åmellem	850	2 550

Peter Maguire	3 400	10 200

Ralf Schmidt	850	2 550

Rik van Heijningen	850	2 550

Siri Stabel Olsen	1 700	5 100

Tone Kvåle	1 700	5 100

Valborg Godal Vold	850	2 550

Xiangjun Liu	6 800	20 400

Total	10 079 475	250 325

Exhibit 1

Acquired Companies

Acquired Company	Domicile	Ownership in percent	Owner
Dynal Biotech Holding AS	Norway	100	See Exhibit B

Dynal Biotech ASA	Norway	100	Dynal Biotech Holding AS

Dynal Biotech Diagnostics AS	Norway	100	Dynal Biotech ASA

Dynal Biotech S.A.	France	100	Dynal Biotech ASA

Dynal Biotech Inc.	U.S.A.	100	Dynal Biotech ASA

Dynal Biotech Pty. Ltd.	Australia	100	Dynal Biotech ASA

Dynal Biotech Ltd.	England	100	Dynal Biotech ASA

Dynal Biotech GmbH	Germany	100	Dynal Biotech ASA

Dynal Biotech (Beijing) Ltd.	China	100	Pel Freez Molecular Diagnostics Ltd

Dynal Biotech LLC	U.S.A.	100	Dynal Biotech Diagnostics AS

Nihon Dynal K.K.	Japan	60	Dynal Biotech ASA

Pel Freez Molecular Diagnostics Ltd	British Virgin Island	100	Dynal Biotech ASA

Exhibit 2.A

Benchmark Net Debt Statement

Net Debt equals Interest Bearing Debt less Cash and Cash Equivalents.

The projected Net Debt as per Closing is the following:

(NOK Million)
BANK OVERDRAFT	0
LONG-TERM LIABILITIES	322.350

=INTEREST BEARING DEBT	322.350
LESS:
CASH AND CASH EQUIVALENTS	0.290

=NET DEBT	322.060

Exhibit 2.B

Benchmark Working Capital Statement

Interest bearing debt, cash or bank overdraft not included.

The projected Working Capital as per Closing is the following:

(NOK Million)
Inventories	108.100
Account receivables	79.916
Receivables from employees	0.631
Prepaid expenses and other current assets	23.225
A: TOTAL CURRENT ASSETS	211.872
Accounts payables	17.745
Tax withholding and vacation pay	12.482
Taxes payable	30.239
Accrued expenses	29.879
Other current liabilities	8.176
B: TOTAL CURRENT LIABILITIES	98.521
A – B = BENCHMARK WORKING CAPITAL	113.351

Exhibit 3

Financial Statements

Exhibit 4

Senior Executives

Person	Position
Jon Hindar:	President & CEO

Kari Eian Krogstad:	Vice President Molecular Systems

Øystein Åmellem:	Vice President Immunosystems

Peter Maguire:	Vice President HLA Diagnostics/General Manager Dynal Biotech Ltd., UK

Ann Goldie:	Vice President Microbiology

Ralf Schmidt:	Vice President Operations

Håkon Haugen:	Vice President Business Development

Liv Bævre:	Vice President Human Resources & Organizational Development

Bernt Nissen:	Vice President Systems & Infrastructure

Erik Hornes:	Vice President Technology Development and CSO

Tone Kvåle:	Vice President Finance & Accounting and CFO

Dino DiCamillo:	President Dynal Biotech LLC, US

Exhibit 5

Sellers’ Knowledge

Jon Hindar (President and CEO)

Tone Kvåle (Vice President Finance & Accounting and CFO)

Kari Krogstad (Vice President Molecular Systems)

Peter Maguire (General Manager Dynal Biotech Ltd., UK)

Øystein Åmellen (Vice President Immunosystems)

Erik Hornes (Vice President Technology Development and CSO)

Ralf Schmidt (Vice President Operations)

Exhibit 6

INTENTIONALLY OMITTED

Exhibit 7

Data Room Index

The following Data-Room Indices are attached hereto:

Dynal Biotech ASA	A

Dynal Biotech Pty Ltd	B

Dynal Biotech LLC	CD

Dynal Biotech U.K.	E

Additional Information UK	F

Index list Ernst & Young	G

Dynal Biotech S.A, France	H

Dynal Biotech Beijing	IJ

Dynal Biotech GmbH	K

Additional Information, all Acquired Companies but U.K	L

Exhibit 8

[date]

FORM OF ESCROW AGREEMENT

between

Invitrogen Corporation,

certain Sellers

and

[DnB NOR] bank as Escrow Agent

ESCROW AGREEMENT

This agreement is made as of [date] 2005 (the “Escrow Agreement”), by and among [DnB NOR] (“Escrow Agent”), Invitrogen Corporation (the “Purchaser”), and the selling shareholders (the “Sellers”) of Dynal Biotech Holding AS (the “Company”) as represented by Nordic Capital IV Limited (the “Seller Representative”). Terms not otherwise defined herein shall have the same meaning as set forth in the SPA (as defined below).

WITNESSETH

WHEREAS, the Purchaser and the Sellers have entered into a Share Sale and Purchase Agreement dated as of February 7, 2005 (the “SPA”), providing for the purchase of all the shares and warrants of the Company by the Purchaser;

WHEREAS, pursuant to Section 1.1 of the SPA, a copy of which is attached hereto as Annex A, the Escrow Amount shall be deposited on the Escrow Account, which Escrow Account will be established to compensate the Purchaser, if applicable and in accordance with the terms and conditions of the SPA, for any payment obligation of the Sellers pursuant to Section 3.4 of the SPA with respect to adjustments stipulated in the Final Closing Statement;

WHEREAS, the Seller Representative has been constituted as agent for and on behalf of the Sellers to undertake certain obligations;

WHEREAS, Section 1.1 of the SPA provides for an Escrow Account to be held by the Escrow Agent; and

WHEREAS, the parties hereto desire to set forth further terms and conditions in addition to those set forth in the SPA relating to the operation of the Escrow Account.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and subject to the terms and conditions set forth herein, the parties hereby agree as follows:

1. Escrow and Escrow Amount

Pursuant to the SPA, the Purchaser shall deposit in escrow with the Escrow Agent, as escrow agent, the Escrow Amount, which deposit will constitute the Escrow Account. The Escrow Amount standing on the Escrow Account shall be held and distributed by the Escrow Agent in accordance with this Escrow Agreement. The Escrow Agent has opened the Escrow Account (account # [account number]) in the joint names of the Purchaser and the Seller Representative.

2. Rights and Obligations of the Parties

The Escrow Agent shall be entitled to such rights and shall perform such duties of the Escrow Agent as set forth herein (collectively, the “Duties”), in accordance with the terms and conditions of this Escrow Agreement. As among themselves, the Purchaser and the Seller Representative shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein. In the event that the terms of this Escrow Agreement conflict in any way with the provisions of Section 1.1 or Section 3.4.2 of the SPA, respectively, Section 1.1 and Section 3.4.2 of the SPA shall prevail.

3. Escrow Period

The period of time during which the Escrow Account shall be in existence (the “Escrow Period”) shall commence immediately following the Closing Date, and shall terminate on the date when either (i) payments pursuant to Section 3.4.2 of the SPA have been made by the Sellers satisfying in full the Sellers’ payment obligation pursuant to Section 3.4.2 of the SPA, (ii) it has been finally established, pursuant to the Final Closing Statement, that the Sellers have no further payment obligation whatsoever to the Purchaser pursuant to Section 3.4 of the SPA, (iii) the Escrow Agent receives a joint written instruction signed by each of the Purchaser and the Seller Representative with specific instructions to the Escrow Agent with respect to the distribution of all or part of the Escrow Amount, or (iv) an award from an arbitration tribunal pursuant to the SPA entitling the Sellers, as specified in such award, to obtain the release from the Escrow Account of all or part of the Escrow Amount.

4. Duties of Escrow Agent

Escrow Agent shall have the following duties:

a.	The Escrow Agent shall hold and safeguard the Escrow Account during the Escrow Period, shall treat such Escrow Account as an Escrow Account in accordance with the terms of this Escrow Agreement and shall hold and dispose of the Escrow Amounts only in accordance with the terms hereof.

b.	Promptly following termination of the Escrow Period as set forth in Section 3 hereof, the Escrow Agent shall require from the Purchaser and the Seller Representative joint written instructions signed by each of the Purchaser and the Seller Representative relating to the distribution of the Escrow Amount in excess of any amount required to satisfy in full any unsatisfied payment obligation of the Sellers pursuant to Section 3.4.2 of the SPA delivered to the Escrow Agent prior to termination of the Escrow Period. In determining or making any allocation or distribution of the Escrow Amount, the Purchaser and the Seller Representative shall jointly provide written instructions signed by each of the Purchaser and the Seller Representative relating to the distribution of any amounts remaining in the Escrow Account. For the purpose of any distribution under this Section 4(b), any joint written instructions shall contain the aggregate amount of the proposed distribution and an itemized breakdown of the proposed distributions.

c.	The Escrow Agent shall deposit the monies in the Escrow Account in an interest-bearing money market account or other interest-bearing account.

d.	The Escrow Agent shall apply any interest earned on the Escrow Account first to pay for fees due to the Escrow Agent and all costs and expenses incurred by it and any remaining interest shall be for the account of the Sellers.

5. Exculpatory Provisions; Indemnifications

a. The Escrow Agent shall be obligated only for the performance of the Duties as are specifically set forth herein. The Escrow Agent shall neither be responsible for, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between/among the parties hereto, except as may be specifically provided in Annex A hereto. This Escrow Agreement sets forth all of the obligations of the Escrow Agent, and no additional obligations shall be implied from the terms of this Escrow Agreement or any other agreement, instrument or document. The Escrow Agent may conclusively rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the absence of gross negligence or willful misconduct.

b. The Escrow Agent is hereby expressly authorized to comply with and obey final orders, judgments or decrees of any court of law or binding resolution of arbitration, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or binding resolution of arbitration, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

c. The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Escrow Agreement or any documents or papers deposited or called for hereunder. The Escrow Agent shall not be responsible for the genuineness, validity, enforceability or sufficiency of title to any cash or other property delivered to it hereunder.

d. In performing its Duties under or in connection with this Escrow Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except as a result of gross negligence or willful misconduct on the part of the Escrow Agent. In no event shall the Escrow Agent be liable for special, consequential or indirect damages.

e. If any controversy arises between the parties to this Escrow Agreement, or with any other party, concerning the subject matter of this Escrow Agreement, its terms and conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may require, despite what may be set forth elsewhere in this Escrow Agreement. In such event, the Escrow

Agent will not be liable for damage, except if resulting from the gross negligence or willful misconduct on the part of the Escrow Agent.

f. The Purchaser and the Sellers and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements (Losses) that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of the Duties, except for Losses that result from gross negligence or willful misconduct on the part of the Escrow Agent. The provisions of this section 5(f) shall survive the termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

g. The Purchaser and the Sellers and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Escrow Agreement.

The Seller Representative undertakes to assume responsibility for governmental reporting associated with the withholding, other taxes, assessments, other governmental charges or certifications under this Escrow Agreement. The Purchaser and the Sellers and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Escrow Agreement, including costs and expenses (including reasonable legal fees), interest and penalties.

h. Any actions or direction of the Sellers delivered to the Escrow Agent pursuant to any provision of this Escrow Agreement shall be executed by the Seller Representative.

i. The Escrow Agent shall be under no duty to give the property held in escrow by it hereunder any greater degree of care than it gives its own similar property.

6. Alteration of Duties

The Escrow Agent’s Duties may be altered, amended, modified or revoked only by a written instrument signed by all the parties hereto.

7. Resignation and Removal of the Escrow Agent

The Escrow Agent may resign at any time upon giving at least thirty (30) days’ written notice to the other parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a reputable successor escrow agent authorized to do business in Norway that is engaged in the business of providing escrow services. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall upon appointment of such successor escrow agent be discharged from any further duties and liability under this Escrow Agreement.

8. Further Instruments

If the Escrow Agent reasonably requires other or further instruments in connection with performance of its Duties, the necessary parties hereto shall join in furnishing such instruments.

9. Escrow Fees and Expenses

An upfront fee of NOK [        ] and reasonable out-of-pocket costs of the Escrow Agent for performance of its Duties shall primarily be paid out of interest earned on the Escrow Account or, if and to the extent insufficient, by the [Purchaser/Purchaser and Sellers jointly].

10. General

a. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given if delivered personally or if by mail certified or registered mail, postage prepaid, or sent via facsimile (with acknowledgement of complete transmission) to the parties at their address set forth below or to such other address as they may hereafter designate:

if to the Purchaser, to:

Invitrogen Corporation

1600 Faraday Avenue

Carlsbad

California 92008

USA

Fax No.: +1 760 602 6585

Attention: General Counsel

With copies to:

DLA Piper Rudnick Gray Cary US LLP

4365 Executive Drive, Suite 1100

San Diego

California 92121-2133

USA

Fax No.: +1 858 677 1401

Attention: Jeffrey T. Baglio

and

Advokatfirma DLA Nordic DA

PO Box 1364 Vika

N-0114 Oslo

Norway

Fax No.: +47 24 13 15 01

Attention: Marius Lysell Andresen

if to the Sellers or the Seller Representative, to:

Nordic Capital IV Limited.

La Motte Chambers

St. Helier

Jersey Channel Islands, JE1 1BJ

Fax No.: +44 (0) 1534 602 433

With a copy to:

White & Case Advokat AB

Box 5573

114 85 Stockholm

Sweden

Fax. No. +46 8 611 21 22

Attention: Claes Zettermarck

and

Ratos AB (publ)

Box 1661

111 96 Stockholm

Sweden

Fax. No. +46 8 10 25 59

Attention: Arne Karlsson and Magdalena Aniansson

If to the Escrow Agent:

[DnB NOR]

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

b. Neither the Purchaser nor the Seller Representative nor the Escrow Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

c. The captions in this Escrow Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provisions of this Escrow Agreement.

d. This Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

e. No party may, without the prior express written consent of each other party, assign this Escrow Agreement in whole or in part to any third party. This Escrow Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.

f. This Escrow Agreement may not be altered or modified except in writing, nor shall the conduct of the parties constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.

h. This Escrow Agreement shall be governed by and construed in accordance with [the laws of the Kingdom of Sweden].

IN WITNESS WHEREOF, each of the parties has executed this Escrow Agreement as of the date first above written.

[DnB NOR],
as Escrow Agent

By:
Name:
Title:

INVITROGEN CORPORATION

By:
Name:
Title:

NORDIC CAPITAL IV LIMITED,
as Seller Representative

By:
Name:
Title:

Exhibit 9

Form of Business Auditors Report

The Business Auditors Report shall comprehend the items set forth in Exhibit 2.A (Benchmark Net Debt Statement) and Exhibit 2.B (Benchmark Working Capital Statement) respectively accompanied with any necessary illuminating footnotes outlining the particulars of each item.

Exhibit 10

Material Contracts

Exhibit 11

Competition Authorities

Germany

Exhibit 12

Purchaser’s Knowledge

John Thompson

David Hoffmeister

Joseph Secondine

Daryl Faulkner

Nicolas Barthelemy

Stuart Hepburn

Andre Hoekema

Exhibit 13

INTENTIONALLY OMITTED

Exhibit 14

[date]

FORM OF WARRANTY ESCROW AGREEMENT

between

Invitrogen Corporation,

certain Sellers

and

[DnB NOR] bank as Warranty Escrow Agent

WARRANTY ESCROW AGREEMENT

This agreement is made as of [            ] 2005 (the “Warranty Escrow Agreement”), by and among [DnB NOR] (“Warranty Escrow Agent”), Invitrogen Corporation (the “Purchaser”), and the selling shareholders (the “Sellers”) of Dynal Biotech Holding AS (the “Company”) as represented by Nordic Capital IV Limited (the “Seller Representative”). Terms not otherwise defined herein shall have the same meaning as set forth in the SPA (as defined below).

WITNESSETH

WHEREAS, the Purchaser and the Sellers have entered into a Share Sale and Purchase Agreement dated as of February 7, 2005 (the “SPA”), providing for the purchase of all the shares and warrants of the Company by the Purchaser;

WHEREAS, pursuant to Sections 1.1, 8.1(c)(i) and 9.4 of the SPA, a copy of which is attached hereto as Annex A, the Warranty Escrow Amount shall be deposited on the Warranty Escrow Account, which Warranty Escrow Account will be established to compensate the Purchaser, if applicable and in accordance with the terms and conditions of the SPA, for any payment obligation of the Sellers pursuant to Section 8.1(c)(i) and 9.4 of the SPA with respect to claims made by the Purchaser for breach of Warranties prior to Closing which do not meet or exceed the Substantiated Claim Amount;

WHEREAS, the Seller Representative has been constituted as agent for and on behalf of the Sellers to undertake certain obligations;

WHEREAS, Section 9.4 of the SPA provides for an Warranty Escrow Account to be held by the Warranty Escrow Agent; and

WHEREAS, the parties hereto desire to set forth further terms and conditions in addition to those set forth in the SPA relating to the operation of the Warranty Escrow Account.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and subject to the terms and conditions set forth herein, the parties hereby agree as follows:

1. Warranty Escrow and Warranty Escrow Amount

Pursuant to the SPA, the Purchaser shall deposit in escrow with the Warranty Escrow Agent, as escrow agent, the Warranty Escrow Amount, which deposit will constitute the Warranty Escrow Account. The Warranty Escrow Amount standing on the Warranty Escrow Account shall be held and distributed by the Warranty Escrow Agent in accordance with this Warranty Escrow Agreement. The Warranty Escrow Agent has opened the Warranty Escrow Account (account # [account number]) in the joint names of the Purchaser and the Seller Representative.

2. Rights and Obligations of the Parties

The Warranty Escrow Agent shall be entitled to such rights and shall perform such duties of the Warranty Escrow Agent as set forth herein (collectively, the “Duties”), in accordance with the terms and conditions of this Warranty Escrow Agreement. As among themselves, the Purchaser and the Seller Representative shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein. In the event that the terms of this Warranty Escrow Agreement conflict in any way with the provisions of Section 1.1, Section 8.1 and 9.4 of the SPA, respectively, Section 1.1, Section 8.1 and 9.4 of the SPA shall prevail.

3. Warranty Escrow Period

The period of time during which the Warranty Escrow Account shall be in existence (the “Warranty Escrow Period”) shall commence immediately following the Closing Date, and shall terminate on the date when either (i) payments pursuant to Section 9.4 of the SPA have been made by the Sellers satisfying in full the Sellers’ payment obligation pursuant to Section 9.4 of the SPA, (ii) it has been finally established, pursuant to Section 9.4 of the SPA, that the Sellers have no further payment obligation whatsoever to the Purchaser pursuant to Section 9.4 of the SPA, (iii) the Warranty Escrow Agent receives a joint written instruction signed by each of the Purchaser and the Seller Representative with specific instructions to the Warranty Escrow Agent with respect to the distribution of all or part of the Warranty Escrow Amount, or (iv) an award from an arbitration tribunal pursuant to the SPA entitling the Sellers, as specified in such award, to obtain the release from the Warranty Escrow Account of all or part of the Warranty Escrow Amount.

4. Duties of Warranty Escrow Agent

The Warranty Escrow Agent shall have the following duties:

a.	The Warranty Escrow Agent shall hold and safeguard the Warranty Escrow Account during the Warranty Escrow Period, shall treat such Warranty Escrow Account as an Warranty Escrow Account in accordance with the terms of this Warranty Escrow Agreement and shall hold and dispose of the Warranty Escrow Amount only in accordance with the terms hereof.

b.

Promptly following termination of the Warranty Escrow Period as set forth in Section 3 hereof, the Warranty Escrow Agent shall require from the Purchaser and the Seller Representative joint written instructions signed by each of the Purchaser and the Seller Representative relating to the distribution of the Warranty Escrow Amount in excess of any amount required to satisfy in full any unsatisfied payment obligation of the Sellers pursuant to Section 9.4 of the SPA delivered to the Warranty Escrow Agent prior to termination of the Warranty Escrow Period. In determining or making any allocation or distribution of the Warranty Escrow Amount, the Purchaser and the Seller Representative shall jointly provide written instructions signed by each of the Purchaser and the Seller Representative relating to the distribution of any amounts remaining in the Warranty Escrow Account. For the purpose of any distribution under this Section 4(b), any joint written instructions shall contain the aggregate amount of the proposed distribution and an itemized breakdown of the proposed distributions.

c.	The Warranty Escrow Agent shall deposit the monies in the Warranty Escrow Account in an interest-bearing money market account or other interest-bearing account.

d.	The Warranty Escrow Agent shall apply any interest earned on the Warranty Escrow Account first to pay for fees due to the Warranty Escrow Agent and all costs and expenses incurred by it and any remaining interest shall be for the account of the Sellers.

5. Exculpatory Provisions; Indemnifications

a. The Warranty Escrow Agent shall be obligated only for the performance of the Duties as are specifically set forth herein. The Warranty Escrow Agent shall neither be responsible for, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between/among the parties hereto, except as may be specifically provided in Annex A hereto. This Warranty Escrow Agreement sets forth all of the obligations of the Warranty Escrow Agent, and no additional obligations shall be implied from the terms of this Warranty Escrow Agreement or any other agreement, instrument or document. The Warranty Escrow Agent may conclusively rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Warranty Escrow Agent shall not be liable for any act done or omitted hereunder as Warranty Escrow Agent while acting in good faith and in the absence of gross negligence or wilful misconduct.

b. The Warranty Escrow Agent is hereby expressly authorized to comply with and obey final orders, judgments or decrees of any court of law or binding resolution of arbitration, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Warranty Escrow Agent obeys or complies with any such order, judgment or decree of any court or binding resolution of arbitration, the Warranty Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

c. The Warranty Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Warranty Escrow Agreement or any documents or papers deposited or called for hereunder. The Warranty Escrow Agent shall not be responsible for the genuineness, validity, enforceability or sufficiency of title to any cash or other property delivered to it hereunder.

d. In performing its Duties under or in connection with this Warranty Escrow Agreement, the Warranty Escrow Agent shall not be liable to any party for damages, losses, or expenses, except as a result of gross negligence or wilful misconduct on the part of the Warranty Escrow Agent. In no event shall the Warranty Escrow Agent be liable for special, consequential or indirect damages.

e. If any controversy arises between the parties to this Warranty Escrow Agreement, or with any other party, concerning the subject matter of this Warranty Escrow Agreement, its terms and conditions, the Warranty Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Warranty Escrow Agent may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Warranty Escrow Agent’s discretion, the Warranty Escrow Agent may require, despite what may be set forth elsewhere in this Warranty Escrow Agreement. In such event, the Warranty Escrow Agent will not be liable for damage, except if resulting from the gross negligence or wilful misconduct on the part of the Warranty Escrow Agent.

f. The Purchaser and the Sellers and their respective successors and assigns agree jointly and severally to indemnify and hold Warranty Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements (Losses) that may be imposed on Warranty Escrow Agent or incurred by Warranty Escrow Agent in connection with the performance of the Duties, except for Losses that result from gross negligence or wilful misconduct on the part of the Warranty Escrow Agent. The provisions of this section 5(f) shall survive the termination of this Warranty Escrow Agreement or the resignation or removal of the Warranty Escrow Agent.

g. The Purchaser and the Sellers and their respective successors and assigns agree jointly and severally to indemnify and hold the Warranty Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Warranty Escrow Agent on any such payment or other activities under this Warranty Escrow Agreement.

The Seller Representative undertakes to assume responsibility for governmental reporting associated with the withholding, other taxes, assessments, other governmental charges or certifications under this Warranty Escrow Agreement. The Purchaser and the Sellers and their respective successors and assigns agree jointly and severally to indemnify and hold the Warranty Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Warranty Escrow Agent may be or become subject in connection with or which arises out of this Warranty Escrow Agreement, including costs and expenses (including reasonable legal fees), interest and penalties.

h. Any actions or direction of the Sellers delivered to the Warranty Escrow Agent pursuant to any provision of this Warranty Escrow Agreement shall be executed by the Seller Representative.

i. The Warranty Escrow Agent shall be under no duty to give the property held in escrow by it hereunder any greater degree of care than it gives its own similar property.

6. Alteration of Duties

The Warranty Escrow Agent’s Duties may be altered, amended, modified or revoked only by a written instrument signed by all the parties hereto.

7. Resignation and Removal of the Warranty Escrow Agent

The Warranty Escrow Agent may resign at any time upon giving at least thirty (30) days’ written notice to the other parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Warranty Escrow Agent shall have the right to appoint a reputable successor escrow agent authorized to do business in Norway that is engaged in the business of providing escrow services. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Warranty Escrow Agent shall upon appointment of such successor escrow agent be discharged from any further duties and liability under this Warranty Escrow Agreement.

8. Further Instruments

If the Warranty Escrow Agent reasonably requires other or further instruments in connection with performance of its Duties, the necessary parties hereto shall join in furnishing such instruments.

9. Warranty Escrow Fees and Expenses

An upfront fee of NOK [        ] and reasonable out-of-pocket costs of the Warranty Escrow Agent for performance of its Duties shall primarily be paid out of interest earned on the Warranty Escrow Account or, if and to the extent insufficient, by the [Purchaser/Purchaser and Sellers jointly].

10. General

a. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given if delivered personally or if by mail certified or registered mail, postage prepaid, or sent via facsimile (with acknowledgement of complete transmission) to the parties at their address set forth below or to such other address as they may hereafter designate:

if to the Purchaser, to:

Invitrogen Corporation

1600 Faraday Avenue

Carlsbad

California 92008

USA

Fax No.: +1 760 602 6585

Attention: General Counsel

With copies to:

DLA Piper Rudnick Gray Cary US LLP

4365 Executive Drive, Suite 1100

San Diego

California 92121-2133

USA

Fax No.: +1 858 677 1401

Attention: Jeffrey T. Baglio

and

Advokatfirma DLA Nordic DA

PO Box 1364 Vika

N-0114 Oslo

Norway

Fax No.: +47 24 13 15 01

Attention: Marius Lysell Andresen

if to the Sellers or the Seller Representative, to:

Nordic Capital IV Limited.

La Motte Chambers

St. Helier

Jersey Channel Islands, JE1 1BJ

Fax No.: +44 (0) 1534 602 433

With a copy to:

White & Case Advokat AB

Box 5573

114 85 Stockholm

Sweden

Fax. No. +46 8 611 21 22

Attention: Claes Zettermarck

and

Ratos AB (publ)

Box 1661

111 96 Stockholm

Sweden

Fax. No. +46 8 10 25 59

Attention: Arne Karlsson and Magdalena Aniansson

If to the Warranty Escrow Agent:

[DnB NOR]

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

b. Neither the Purchaser nor the Seller Representative nor the Warranty Escrow Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

c. The captions in this Warranty Escrow Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provisions of this Warranty Escrow Agreement.

d. This Warranty Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

e. No party may, without the prior express written consent of each other party, assign this Warranty Escrow Agreement in whole or in part to any third party. This Warranty Escrow Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.

f. This Warranty Escrow Agreement may not be altered or modified except in writing, nor shall the conduct of the parties constitute a waiver of any of the terms and conditions of this Warranty Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Warranty Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Warranty Escrow Agreement, or of such terms and conditions on any other occasion.

h. This Warranty Escrow Agreement shall be governed by and construed in accordance with [the laws of the Kingdom of Sweden].

IN WITNESS WHEREOF, each of the parties has executed this Warranty Escrow Agreement as of the date first above written.

[DnB NOR],
as Warranty Escrow Agent

By:
Name:
Title:

INVITROGEN CORPORATION

By:
Name:
Title:

NORDIC CAPITAL IV LIMITED,
as Seller Representative

By:
Name:
Title: